Execution Version

Exhibit 10.1
PURCHASE AND SALE AGREEMENT

between

RANGE TEXAS PRODUCTION, LLC
and
RANGE OPERATING NEW MEXICO, LLC
as Seller
and
VANGUARD PERMIAN, LLC
as Buyer

dated
February 26, 2013

TABLE OF CONTENTS
Page
ARTICLE I DEFINITIONS AND INTERPRETATION    1
1.1    Defined Terms    1
1.2    References and Rules of Construction    16
ARTICLE II PURCHASE AND SALE    16
2.1    Purchase and Sale    16
2.2    Excluded Assets    16
2.3    Revenues and Expenses    16
ARTICLE III PURCHASE PRICE    17
3.1    Purchase Price    17
3.2    Deposit    17
3.3    Adjustments to Purchase Price    18
3.4    Preliminary Settlement Statement    20
3.5    Final Settlement Statement    20
3.6    Disputes    20
3.7    Allocation of Purchase Price / Allocated Values    21
3.8    Allocation of Consideration for Tax Purposes    21
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER    22
4.1    Organization, Existence and Qualification.    22
4.2    Authority, Approval and Enforceability.    22
4.3    No Conflicts    23
4.4    Consents    23
4.5    Bankruptcy    24
4.6    Foreign Person    24
4.7    Litigation    24
4.8    Material Contracts.    24
4.9    No Violation of Laws    25
4.10    Royalties; Expenses; Etc    25
4.11    Imbalances    25
4.12    Current Commitments    25
4.13    Environmental.    25
4.14    Property Taxes    25
4.15    Tax Partnerships    26
4.16    Brokers’ Fees    26
4.17    Suspense Funds    26
ARTICLE V BUYER’S REPRESENTATIONS AND WARRANTIES    26
5.1    Organization, Existence and Qualification    26
5.2    Authority, Approval and Enforceability    27
5.3    No Conflicts    27

i

5.4    Consents    27
5.5    Bankruptcy    27
5.6    Litigation    27
5.7    Financing    27
5.8    Regulatory    27
5.9    Independent Evaluation    28
5.10    Brokers’ Fees    28
5.11    Accredited Investor    28
ARTICLE VI CERTAIN AGREEMENTS    28
6.1    Conduct of Business.    28
6.2    Successor Operator    29
6.3    HSR Act    30
6.4    Governmental Bonds    30
6.5    Record Retention    30
6.6    Notifications    30
6.7    Amendment of Schedules    30
6.8    Transition Services
6.9    Audit Rights

ARTICLE VII BUYER’S CONDITIONS TO CLOSING    32
7.1    Representations    32
7.2    Performance    32
7.3    No Legal Proceedings    32
7.4    Title Defects and Environmental Defects    32
7.5    HSR Act    32
7.6    Closing Deliverables    32
ARTICLE VIII SELLER’S CONDITIONS TO CLOSING    33
8.1    Representations    33
8.2    Performance    33
8.3    No Legal Proceedings    33
8.4    Title Defects and Environmental Defects    33
8.5    HSR Act    33
8.6    Replacement Bonds    33
8.7    Closing Deliverables    33
ARTICLE IX CLOSING    34
9.1    Date of Closing    34
9.2    Place of Closing    34
9.3    Closing Obligations    34
9.4    Records    35
ARTICLE X ACCESS/DISCLAIMERS    35
10.1    Access.    35

10.2    Confidentiality    37
10.3    Disclaimers.    37
ARTICLE XI TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS    39
11.1    Seller’s Title.    39
11.2    Notice of Title Defects; Defect Adjustments.    40
11.3    Casualty Loss.    44
11.4    Preferential Purchase Rights and Consents to Assign.    44
ARTICLE XII ENVIRONMENTAL MATTERS    46
12.1    Notice of Environmental Defects.    46
12.2    NORM, Wastes and Other Substances    48
ARTICLE XIII ASSUMPTION; INDEMNIFICATION; SURVIVAL    49
13.1    Assumption by Buyer    49
13.2    Indemnities of Seller    50
13.3    Indemnities of Buyer    51
13.4    Limitation on Liability.    51
13.5    Express Negligence    52
13.6    Exclusive Remedy    52
13.7    Indemnification Procedures    52
13.8    Survival.    54
13.9    Waiver of Right to Rescission    54
13.10    Insurance, Taxes    55
13.11    Non-Compensatory Damages    55
13.12    Cooperation by Buyer ‑ Retained Litigation    55
ARTICLE XIV TERMINATION, DEFAULT AND REMEDIES    55
14.1    Right of Termination    55
14.2    Effect of Termination    56
14.3    Return of Documentation and Confidentiality    56
ARTICLE XV MISCELLANEOUS    56
15.1    Exhibits and Schedules    56
15.2    Expenses and Taxes.    56
15.3    Assignment    57
15.4    Preparation of Agreement    58
15.5    Publicity.    58
15.6    Notices    58
15.7    Further Cooperation    59
15.8    Filings, Notices and Certain Governmental Approvals    59
15.9    Entire Agreement; Conflicts    60
15.10    Parties in Interest    60
15.11    Amendment    60
15.12    Waiver; Rights Cumulative    61
15.13    Conflict of Law Jurisdiction, Venue; Jury Waiver    61

15.14    Severability    61
15.15    Removal of Name    61
15.16    Counterparts    62

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of this 26th day of February 2013, and is among RANGE TEXAS PRODUCTION, LLC, a Delaware limited liability company (“RTP”), and RANGE OPERATING NEW MEXICO, LLC, a Delaware limited liability company (“RONM” and, together with RTP, “Seller”), as Seller, and VANGUARD PERMIAN LLC, a Delaware limited liability company (“Buyer”), as Buyer. RTP, RONM and Buyer are each a “Party”, and collectively the “Parties”.
RECITALS
Seller desires to sell and assign, and Buyer desires to purchase and pay for (a) the RTP Assets (as hereinafter defined) and (b) RONM Assets (as hereinafter defined).
Range Resources Corporation, a Delaware corporation and the indirect owner of all of the ownership interests in Seller (“Parent”), will execute and deliver to Buyer a Guarantee (the “Parent Guarantee”) guaranteeing to Buyer the due and punctual payment and performance by Seller of all of Seller’s respective obligations, covenants and agreements arising under or pursuant to this Agreement. Vanguard Natural Resources, LLC, a Delaware limited liability company and the indirect owner of all of the ownership interests in Buyer, will execute and deliver to Seller a Guarantee guaranteeing to Seller the due and punctual payment and performance by Buyer of all of Buyer’s respective obligations, covenants and agreements arising under or pursuant to this Agreement.
NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
1.1    Defined Terms. Capitalized terms used herein shall have the meanings set forth in this Section 1.1, unless the context otherwise requires.
“Accounting Arbitrator” shall have the meaning set forth in Section 3.6.
“Adjusted Purchase Price” shall have the meaning set forth in Section 3.3.
“AFE” shall have the meaning set forth in Section 4.12.
“Affiliate” shall mean any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall have the meaning set forth in the introductory paragraph herein.

“Allocable Amount” shall have the meaning set forth in Section 3.8.
“Allocated Value” shall have the meaning set forth in Section 3.7.
“Allocation Schedule” shall have the meaning set forth in Section 3.8.
“Applicable Contracts” shall mean all Contracts by which any of the Assets are bound and that will be binding on Buyer after the Closing but exclusive of any master service agreements and the Leases.
“Assets” shall mean the RTP Assets and the RONM Assets.
“Assignment and Bill of Sale” shall mean the Assignment and Bill of Sale from RTP or RONM, as applicable, to Buyer pertaining to the RTP Assets or RONM Assets, as applicable, and substantially in the form of Exhibit C-1 or Exhibit C-2, as applicable.
“Assumed Obligations” shall have the meaning set forth in Section 13.1.
“Business Day” shall mean a day (other than a Saturday or Sunday) on which commercial banks in Texas are generally open for business.
“Buyer” shall have the meaning set forth in the introductory paragraph herein.
“Buyer Indemnified Parties” shall have the meaning set forth in Section 13.2.
“Buyer’s Representatives” shall have the meaning set forth in Section 10.1(a).
“Claim” shall have the meaning set forth in Section 13.7(b).
“Claim Notice” shall have the meaning set forth in Section 13.7(b).
“Closing” shall have the meaning set forth in Section 9.1.
“Closing Date” shall have the meaning set forth in Section 9.1.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Confidentiality Agreement” shall mean that certain Confidentiality Agreement, dated as of January 4, 2013 among Seller and Vanguard Natural Resources, LLC.
“Contract” shall mean any written or oral contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, including farmin and farmout agreements; participation, exploration and development agreements, crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; operating agreements; balancing agreements; unitization agreements; processing agreements; facilities or equipment leases; production handling agreements; and other similar contracts, but excluding, however, any Lease, easement, right-of-

way, permit or other instrument creating or evidencing an interest in the Assets or any real property related to or used in connection with the operations of any Assets.
“Cure Period” shall have the meaning set forth in Section 11.2(c).
“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities for the assignment (directly or indirectly) of the Assets to Buyer that are customarily obtained after such assignment of properties similar to the Assets.
“Defensible Title” shall mean such title of RTP and/or RONM to the RTP Assets or RONM Assets, respectively, that, as of the Effective Time and the date hereof and subject to Permitted Encumbrances:
(a)    for each Subject Well, entitles RTP or RONM to receive not less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well, except for (i) decreases in connection with those operations in which RTP or RONM or its successors or assigns may from and after the date of this Agreement be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the date of this Agreement of pools or units, (iii) decreases required to allow other Working Interest owners to make up past underproduction or pipelines to make up past under deliveries, and (iv) as otherwise set forth in Exhibit A-1 or Exhibit A-2, as applicable;
(b)    for each Subject Well, obligates RTP or RONM to bear not more than the Working Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well, except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, (ii) increases to the extent that they are accompanied by a proportionate increase in RTP’s or RONM’s Net Revenue Interest in such Subject Well, and (iii) as otherwise set forth in Exhibit A-1 or Exhibit A-2, as applicable; and
(c)    is free and clear of all Encumbrances.
“Deposit” shall have the meaning set forth in Section 3.2.
“Dispute Notice” shall have the meaning set forth in Section 3.5.
“DOJ” shall mean the Department of Justice.
“Effective Time” shall mean 12:01 a.m. (Prevailing Central Time) on January 1, 2013.
“Encumbrance” shall mean any lien, security interest, pledge, charge or similar encumbrance.
“Environmental Arbitrator” shall have the meaning set forth in Section 12.1(e).
“Environmental Claim Date” shall have the meaning set forth in Section 12.1(a).

“Environmental Condition” shall mean (a) a condition existing on the date of this Agreement with respect to the air, soil, subsurface, surface waters, ground waters and/or sediments that causes an Asset not to be in compliance with any Environmental Law or (b) the existence as of the date of this Agreement, with respect to the Assets or the operation thereof, of any environmental pollution, contamination or degradation where remedial or corrective action is presently required (or if known, would be presently required) under Environmental Laws. For the avoidance of doubt, (i) the fact that a Well is no longer capable of producing sufficient quantities of oil or gas to continue to be classified as a “producing well” or that such a Well should be temporarily abandoned or permanently plugged and abandoned shall, in each case, not form the basis of an Environmental Condition, (ii) the fact that a pipe is temporarily not in use shall not form the basis of an Environmental Condition, and (iii) except with respect to equipment (A) that causes or has caused contamination of soil, surface water or groundwater or (B) the use or condition of which is a violation of Environmental Law, the physical condition of any surface or subsurface production equipment, including water or oil tanks, separators or other ancillary equipment, shall not form the basis of an Environmental Condition.
“Environmental Deductible” shall mean $3.0 Million.
“Environmental Defect” shall mean, subject to Section 12.2, an Environmental Condition with respect to an Asset that is not set forth in Schedule 4.13.
“Environmental Defect Notice” shall have the meaning set forth in Section 12.1(a).
“Environmental Defect Property” shall have the meaning set forth in Section 12.1(a).
“Environmental Indemnity Agreement” shall have the meaning set forth in Section 12.1(b)(iv).
“Environmental Laws” shall mean all applicable Laws in effect as of the date of this Agreement, including common Law, relating to the protection of the public health, welfare and the environment, including those Laws relating to the storage, handling and use of chemicals and other Hazardous Substances, and those Laws relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Laws” does not include good or desirable operating practices or standards that may be employed or adopted by other oil and gas well operators or recommended by a Governmental Authority.
“Excluded Assets” shall mean (a) all of Seller’s corporate minute books, financial records and other business records that relate to Seller’s business generally (including the ownership and operation of the Assets); (b) all trade credits, all accounts, receivables and all other proceeds, income or revenues attributable to the Assets with respect to any period of time prior to the Effective Time; (c) all claims and causes of action of Seller arising under or with respect to any Contracts that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds); (d) subject to Section 11.3, all rights and interests relating to the Assets (i) under any existing policy or agreement of insurance, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events, or damage to or destruction of property; (e) all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of Seller for refunds of or loss carry forwards with respect to (i) production or any other Taxes attributable to any period prior to the Effective Time, (ii) income Taxes or (iii) any Taxes attributable to the Excluded Assets; (g) all personal computers and associated peripherals and all radio and telephone equipment, not including any Assets described in clauses (h) or (i), respectively, of the definitions of “RONM Assets” and “RTP Assets”; (h) all of Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property, not including any Assets described in clauses (h) or (i), respectively, of the definitions of “RONM Assets” and “RTP Assets”; (i) all documents and instruments of Seller that may be protected by an attorney-client privilege; (j) all data of third parties that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties for which consent to disclose has not been obtained; (k) all audit rights arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances; (l) all geophysical and other seismic and related technical data and information relating to the Assets to the extent that such geophysical and other seismic and related technical data and information is not transferable without payment of a fee or other penalty which Buyer has not separately agreed in writing to pay; (m) documents prepared or received by Seller or its Affiliates with respect to (i) lists of prospective purchasers for the Assets, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among Seller, its representatives and any prospective purchaser other than Buyer and (v) correspondence between Seller or any of its representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (n) any offices, office leases and any personal property located in or on such offices or office leases; (o) any assets described in subsections (d), (e) or (h) of the definition of “RTP Assets” that are not assignable; and (p) any assets described in subsections (d), (e) or (h) of the definition of “RONM Assets” that are not assignable.
“Final Price” shall have the meaning set forth in Section 3.5.
“Final Settlement Statement” shall have the meaning set forth in Section 3.5.
“Franchise Tax Liability” shall mean any Tax imposed by a state on Seller’s or any of its Affiliates’ gross or net income and/or capital for the privilege of engaging in business in that state that was or is attributable to RTP’s ownership of the RTP Assets or RONM’s ownership of the RONM Assets.
“FTC” shall mean the Federal Trade Commission.
“Future Location” shall mean each well location identified on Exhibit A-2 for a well to be drilled in the future.
“Future Well” shall mean a well to be drilled in the future on a Future Location identified on Exhibit A-2.
“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” shall mean any federal, state, local, municipal, tribal or other government; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.
“Hazardous Substances” shall mean any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws, including NORM and other substances referenced in Section 12.2.
“HSR Act” shall mean the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith.
“Imbalances” shall mean all Well Imbalances and Pipeline Imbalances.
“Income Tax Liability” shall mean any Liability of Seller or its Affiliates attributable to any federal, state or local income Tax measured by or imposed on the net income of RTP that was or is attributable to RTP’s ownership of the RTP Assets or RONM’s ownership of the RONM Assets.
“Indemnified Party” shall have the meaning set forth in Section 13.7(a).
“Indemnifying Party” shall have the meaning set forth in Section 13.7(a).
“Indemnity Deductible” shall have the meaning set forth in Section 13.4(a).
“Individual Environmental Defect Threshold” shall have the meaning set forth in Section 12.1(d).
“Individual Title Defect Threshold” shall have the meaning set forth in Section 11.2(i).
“Invasive Activities” shall have the meaning set forth in Section 10.1(c).
“Knowledge” shall mean with respect to Seller, the actual knowledge (without investigation) of the following Persons: Chad Stephens, David Poole, George Teer, Joy Gilmer, Dori Ginn, and Neal Harrington. “Knowledge” shall mean with respect to Buyer, the actual knowledge (without investigation) of the following Persons: Scott W. Smith, Mark Carnes, Chris Raper and the third party contractor, if any, Buyer retains for purposes of conducting title due diligence and environmental due diligence.
“Law” shall mean any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.

“Leases” shall mean the RONM Leases and the RTP Leases, as described in Exhibit A (such interest in such leases and mineral interests).
“Liabilities” shall mean any and all claims, causes of action, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines and costs and expenses, including any attorneys’ fees, legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury or death or property damage or environmental damage or remediation.
“Material Adverse Effect” shall mean an event or circumstance that, individually or in the aggregate, results in a material adverse effect on the (i) ownership, operation or value of the Assets, taken as a whole and as currently operated as of the date of this Agreement, or (ii) ability of Seller to consummate the transactions contemplated by this Agreement and perform its obligations hereunder; provided, however, that a Material Adverse Effect shall not include any material adverse effects resulting from: (a) entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (b) changes in general market, economic, financial or political conditions (including changes in commodity prices, fuel supply or transportation markets, interest or rates) in the area in which the Assets are located, the United States or worldwide; (c) changes in conditions or developments generally applicable to the oil and gas industry in the area where the Assets are located; (d) acts of God, including storms or meteorological events; (e) acts or failures to act of Governmental Authorities; (f) civil unrest or similar disorder, the outbreak of hostilities, terrorist acts or war; (g) matters that are cured or no longer exist by the earlier of the Closing and the termination of this Agreement, without cost to Buyer; (h) a change in Laws from and after the date of this Agreement; (i) reclassification or recalculation of reserves in the ordinary course of business; (j) changes in the prices of Hydrocarbons; and (k) natural declines in well performance.
“Material Contract” shall have the meaning set forth in Section 4.8(a).
“Net Revenue Interest” shall mean, with respect to any Subject Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Subject Well, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests and other burdens upon, measured by or payable out of production therefrom.
“NORM” shall mean naturally occurring radioactive material.
“Operating Expenses” shall have the meaning set forth in Section 2.3.
“Party” and “Parties” shall have the meaning set forth in the introductory paragraph herein.
“Permitted Encumbrances” shall mean:
(a)    the terms and conditions of all Leases and all lessor’s royalties, non-participating royalties, overriding royalties, reversionary interests and similar burdens upon, measured by or payable out of production if the net cumulative effect of such Leases and burdens does not operate to reduce the Net Revenue Interest of Seller in any Subject Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well and does not obligate Seller to bear a Working Interest with respect to any Subject Well in any amount greater than the Working Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well (unless the Net Revenue Interest for such Subject Well is greater than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, in the same proportion as any increase in such Working Interest);
(b)    the terms and conditions of the Rights-of-Way included in the Assets;
(c)    preferential rights to purchase and required consents to assignment and similar agreements listed on Schedule 4.4 and 11.4 provided that a consent which provides that the third party with the right to consent shall not unreasonably withhold such consent shall constitute a Permitted Encumbrance even if omitted from Schedule 4.4;
(d)    liens for Taxes or assessments not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;
(e)    Customary Post-Closing Consents;
(f)    conventional rights of reassignment;
(g)    such Title Defects as Buyer may have waived;
(h)    all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of Law, to terminate such right, power, franchise grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Authority, with respect to any franchise, grant, license or permit;
(i)    rights of a common owner of any interest in rights-of-way, permits or easements held by Seller and such common owner as tenants in common or through common ownership;
(j)    easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights in the Assets for the purpose of operations, facilities, pipelines, transmission lines, transportation lines, distribution lines and other like purposes, or for the joint or common use of rights-of-way, facilities and equipment, which do not materially impair the operation or use of the Assets as currently operated and used;
(k)    vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;
(l)    liens created under Leases or Rights-of-Way included in the Assets and/or operating agreements or by operation of Law in respect of obligations that are not yet due or delinquent or, if delinquent, that are being contested in good faith in the normal course of business;
(m)    any Encumbrance affecting the Assets that is discharged by Seller at or prior to Closing;
(n)    any matters referenced in Exhibit A, Exhibit A-1,or Exhibit A-2;
(o)    the terms and conditions of the Material Contracts set forth in Schedule 4.8, provided the same do not operate to reduce the Net Revenue Interest of Seller in any Subject Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well and do not obligate Seller to bear a Working Interest with respect to any Subject Well in any amount greater than the Working Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well (unless the Net Revenue Interest for such Subject Well is greater than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, in the same proportion as any increase in such Working Interest);
(p)    all litigation set forth in Schedule 4.7; and
(q)    all other Encumbrances, Contracts, instruments, obligations, defects and irregularities affecting the Assets that, individually or in the aggregate, are not such as to materially interfere with the operation or use of any of the Assets (as currently operated and/or used, as applicable), do not reduce the Net Revenue Interest of Seller in any Subject Well to an amount less than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well and do not obligate Seller to bear a Working Interest in any Subject Well in any amount greater than the Working Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, for such Subject Well (unless the Net Revenue Interest for such Subject Well is greater than the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, in the same proportion as any increase in such Working Interest).
“Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Authority or any other entity.
“Personal Property” shall mean the RTP Personal Property and the RONM Personal Property.
“Pipeline Imbalance” shall mean any marketing imbalance between the quantity of Hydrocarbons attributable to the Assets required to be delivered by Seller, as applicable, under any Contract relating to the purchase and sale, gathering, transportation, storage, processing or marketing of such Hydrocarbons and the quantity of Hydrocarbons attributable to the Assets actually delivered by Seller, as applicable, pursuant to the relevant Contract, together with any appurtenant rights and obligations concerning production balancing at the delivery point into the relevant sale, gathering, transportation, storage or processing facility.
“Pre-Closing Tax Return” shall have the meaning set forth in Section 15.2(c).
“Preferential Purchase Right” shall have the meaning set forth in Section 11.4(a)
“Preliminary Settlement Statement” shall have the meaning set forth in Section 3.4.
“Property Taxes” shall mean ad valorem, property, excise, severance, production or similar Taxes (including any interest, fine, penalty or additions to Tax imposed by a Governmental Authority in connection with such Taxes) based upon operation or ownership of the Assets or the production of Hydrocarbons therefrom but excluding, for the avoidance of doubt, (a) income, capital gains, franchise Taxes and similar Taxes, and (b) Transfer Taxes.
“Purchase Price” shall have the meaning set forth in Section 3.1.
“ Records” shall mean the RTP Records and the RONM Records.
“Remediation” shall mean, with respect to an Environmental Condition, the implementation and completion of any remedial, removal, response, construction, closure, disposal or other corrective actions required under Environmental Laws to correct or remove such Environmental Condition.
“Remediation Amount” shall mean, with respect to an Environmental Condition, the present value as of the Closing Date (using an annual discount rate of 10%) of the cost (net to RTP’s or RONM’s interest, as applicable, prior to the consummation of the transactions contemplated by this Agreement) of the most cost effective Remediation of such Environmental Condition.
“Rights-of-Way” shall mean all permits, licenses, servitudes, easements, fee surface, surface leases and rights-of-way.
“RONM” shall have the meaning set forth in the introductory paragraph herein.
“RONM Assets” shall mean, collectively, all of RONM’s right, title and interest in and to the following, less and except the Excluded Assets:
(a)    the oil and gas leases and mineral interests described in Exhibit A (such interest in such leases and mineral interests, the “RONM Leases”), together with any and all other rights, titles and interests of RONM in and to the lands covered thereby, and all other interests of RONM of any kind or character in such Leases;
(b)    all wells located on any of the Leases or on any other lease or lands with which any Lease has been unitized (such interest in such wells, including the wells set forth in Exhibit A-1, the “RONM Wells”), and in all Hydrocarbons produced therefrom or allocated thereto;

(c)    all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to any of the Leases or Wells and the units created thereby (the “RONM Units”);
(d)    to the extent that they may be assigned, or to the extent they may be assigned upon payment of a fee or other consideration, and Buyer has agreed to pay such fee or other consideration, all Applicable Contracts relating to the RONM Assets;
(e)    to the extent that they may be assigned, all Rights-of-Way that are used primarily in connection with the ownership or operation of any of the Leases, Wells, Units or other RONM Assets;
(f)    all equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, located on any of the Leases, Wells, Units or other RONM Assets or primarily used in connection therewith, including, pipelines, gathering systems, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, structures, materials and other items primarily used in the operation thereof (the “RONM Personal Property”);
(g)    all Imbalances relating to the RONM Assets;
(h)    all proprietary geophysical, seismic and related technical data that are owned by RONM or its Affiliates and that are not subject to license or other restrictions, including any interpretations, analyses and reports related thereto, to the extent primarily relating to any of the Leases, Wells, Units or other RONM Assets or to the extent they may be assigned upon payment of a fee or other consideration, and Buyer has agreed to pay such fee or other consideration; and
(i)    all of the files, records, information and data, whether written or electronically stored, primarily relating to the RONM Assets in RONM’s or its Affiliates’ possession, including: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, accounting and Property Tax records, (v) to the extent the same exist in Seller’s possession engineering plans or data pertaining to potential development of the Proved Developed Non-Producing Assets and (vi) facility and well records (the “RONM Records”).
“RONM Leases” shall have the meaning set forth in the definition of “RONM Assets”.
“RONM Personal Property” shall have the meaning set forth in the definition of “RONM Assets”.
“RONM Records” shall have the meaning set forth in the definition of “RONM Assets”.
“RONM Units” shall have the meaning set forth in the definition of “RONM Assets”.
“RONM Wells” shall have the meaning set forth in the definition of “RONM Assets”.
“RPC” shall have the meaning set forth in Section 4.6.

“RTP” shall have the meaning set forth in the introductory paragraph herein.
“RTP Assets” shall mean, collectively, all of RTP’s right, title and interest in and to the following, less and except the Excluded Assets:
(a)    the oil and gas leases and mineral interests described in Exhibit A (such interest in such leases and mineral interests, the “RTP Leases”), together with any and all other rights, titles and interests of RTP in and to the lands covered thereby, and all other interests of RTP of any kind or character in such Leases;
(b)    all wells located on any of the Leases or on any other lease or lands with which any Lease has been unitized (such interest in such wells, including the wells set forth in Exhibit A-1, the “RTP Wells”), and in all Hydrocarbons produced therefrom or allocated thereto;
(c)    all rights and interests in, under or derived from all unitization and pooling agreements in effect with respect to any of the Leases or Wells and the units created thereby (the “RTP Units”);
(d)    to the extent that they may be assigned, or to the extent they may be assigned upon payment of a fee or other consideration, and Buyer has agreed to pay such fee or other consideration all Applicable Contracts relating to the RTP Assets;
(e)    to the extent that they may be assigned, all Rights-of-Way that are used primarily in connection with the ownership or operation of any of the Leases, Wells, Units or other RTP Assets;
(f)    all equipment, machinery, fixtures and other personal and mixed property, operational and nonoperational, known or unknown, located on any of the Leases, Wells, Units or other RTP Assets or primarily used in connection therewith, including, pipelines, gathering systems, well equipment, casing, tubing, pumps, motors, fixtures, machinery, compression equipment, flow lines, processing and separation facilities, structures, materials and other items primarily used in the operation thereof (the “RTP Personal Property”);
(g)    all Imbalances relating to the RTP Assets;
(h)    all proprietary geophysical, seismic and related technical data that are owned by RTP or its Affiliates and that are not subject to license or other restrictions, including any interpretations, analyses and reports related thereto to the extent primarily relating to any of the Leases, Wells, Units or other RTP Assets or to the extent they may be assigned upon payment of a fee or other consideration, and Buyer has agreed to pay such fee or other consideration; and
(i)    all of the files, records, information and data, whether written or electronically stored, primarily relating to the RTP Assets in RTP’s or its Affiliates’ possession, including: (i) land and title records (including abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, accounting and Property Tax records, (v) to the extent the same exist in Seller’s possession, engineering plans or data pertaining to potential development of the Proved Developed Non-Producing Assets and (vi) facility and well records (the “RTP Records”).
“RTP Leases” shall have the meaning set forth in the definition of “RTP Assets”.
“RTP Personal Property” shall have the meaning set forth in the definition of “RTP Assets”.
“RTP Records” shall have the meaning set forth in the definition of “RTP Assets”.
“RTP Units” shall have the meaning set forth in the definition of “RTP Assets”.
“RTP Wells” shall have the meaning set forth in the definition of “RTP Assets”.
“Seller” shall have the meaning set forth in the introductory paragraph of this Agreement; provided, however, that (i) the use of “Seller” to refer to RTP and RONM collectively is a drafting convenience, (ii) such use of “Seller” shall not be construed as an intent to create joint liability between RTP and RONM with respect to any breach of its respective representations and warranties under this Agreement, and (iii) “Seller” shall mean RTP or RONM, as applicable, when the context refers to or the situation applies individually to RTP or RONM, whether as the owner of the RTP Assets or RONM Assets, respectively, or otherwise, but otherwise shall mean both RTP and RONM.
“Seller Indemnified Parties” shall have the meaning set forth in Section 13.3.
“Seller Retained Obligations” shall have the meaning set forth in Section 13.2
“Special Warranty Deed” shall mean the Special Warranty Deed from Seller to Buyer pertaining to the property described in Exhibit A-3 and substantially in the form of Exhibit C-3.
“Straddle Period” shall mean any Tax period beginning before and ending after the Effective Time.
“Subject Well” shall mean a Well or a Future Well, as the context requires.
“Tax” or “Taxes” shall mean all taxes, assessments, duties, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, property, excise, severance, windfall profit, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, withholding (including backup withholding) and other taxes, assessments, duties, levies, imposts or other similar charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any Governmental Authority, penalties and interest.
“Taxing Authority” shall mean, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the collection of such Tax,

including any Governmental Authority that imposes, or is charged with collecting, social security or similar charges or premiums.
“Tax Partnership” shall have the meaning set forth in Section 4.15.
“Tax Returns” shall mean any report, return, election, document, estimated tax filing, declaration or other filing provided to any Taxing Authority, including any amendments thereto.
“Third Party” shall mean any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.
“Title Arbitrator” shall have the meaning set forth in Section 11.2(j).
“Title Benefit” shall mean any right, circumstance or condition that operates (a) to increase the Net Revenue Interest of RTP in any Subject Well above that shown for such Subject Well in Exhibit A-1 or Exhibit A-2, as applicable, to the extent the same does not cause a greater than proportionate increase in RTP’s Working Interest therein above that shown in Exhibit A-1 or Exhibit A-2, as applicable, or (b) to decrease the Working Interest of RTP in any Subject Well below that shown for such Subject Well in Exhibit A-1 or Exhibit A-2, as applicable, to the extent the same causes a decrease in RTP’s Working Interest that is proportionately greater than the decrease in RTP’s Net Revenue Interest therein below that shown in Exhibit A-1 or Exhibit A-2, as applicable.
“Title Benefit Amount” shall have the meaning set forth in Section 11.2(e).
“Title Benefit Notice” shall have the meaning set forth in Section 11.2(b).
“Title Claim Date” shall have the meaning set forth in Section 11.2(a).
“Title Deductible” shall mean $3.0 million.
“Title Defect” shall mean any Encumbrance, defect or other matter that causes Seller not to have Defensible Title; provided that the following shall not be considered Title Defects:
(a)    defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s superior claim of title to the relevant Asset;
(b)    defects based on a gap in Seller’s chain of title in the applicable county records, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain which documents shall be included in a Title Defect Notice;
(c)    defects based solely upon the failure to record any state Leases or Rights-of-Way included in the Assets or any assignments of interests in such Leases or Rights-of-Way included in the Assets in any applicable county records;

(d)    any Encumbrance or loss of title resulting from Seller’s conduct of business in compliance with this Agreement;
(e)    in the case of a Future Well, any permits, easements, rights-of-way, unit designations or production and drilling units not yet obtained, formed or created;
(f)    defects based upon the exercise of any preferential rights listed on Schedule 11.4;
(g)    Encumbrances created under deeds of trust, mortgages and similar instruments by the lessor under a Lease covering the lessor’s surface and mineral interests in the land covered thereby that would customarily be accepted in taking or purchasing such Leases and for which the lessee would not customarily seek a subordination of such Encumbrance to the oil and gas leasehold estate prior to conducting drilling activities on the Lease; and
(h)    encumbrances created under deeds of trust, mortgages and similar instruments by the grantor under a Right-of-Way that would customarily be accepted in taking or purchasing such Rights-of-Way; and
(i)    with respect to the Assets, any defects affecting ownership interests in formations.
“Title Defect Amount” shall have the meaning set forth in Section 11.2(g).
“Title Defect Notice” shall have the meaning set forth in Section 11.2(a).
“Title Defect Property” shall have the meaning set forth in Section 11.2(a).
“Title Indemnity Agreement” shall have the meaning set forth in Section 11.2(d)(ii).
“Transaction Documents” shall mean those documents executed and delivered pursuant to or in connection with this Agreement.
“Transfer Taxes” shall have the meaning set forth in Section 15.2(b).
“Transition Services Agreement” shall have the meaning set forth in Section 6.8.
“Treasury Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.
“Units” shall mean the RTP Units and the RONM Units.
“Wells” shall mean the RTP Wells and the RONM Wells.

“Well Imbalance” shall mean any imbalance at the wellhead between the amount of Hydrocarbons produced from a Well and allocable to the interests of Seller therein and the shares of production from the relevant Well to which Seller is entitled, together with any appurtenant rights and obligations concerning future in kind and/or cash balancing at the wellhead.
“Working Interest” shall mean, with respect to any Subject Well, the interest in and to such Subject Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Subject Well, but without regard to the effect of any royalties, overriding royalties, production payments, net profits interests and other similar burdens upon, measured by or payable out of production therefrom.
1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to Article, Section or subsection hereof in which such words occur. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limiting the foregoing in any respect.” All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. The Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.
ARTICLE II
PURCHASE AND SALE
2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell, and Buyer agrees to purchase and pay for the Assets.
2.2    Excluded Assets. Seller shall reserve and retain all of the Excluded Assets.
2.3    Revenues and Expenses. Subject to the provisions hereof (including Section 3.3(a)(v)), Seller shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds) and shall remain responsible for all Operating Expenses, in each case, attributable to the period of time prior to the Effective Time. Subject to the provisions hereof, and subject to the occurrence of the Closing, Buyer shall be entitled to all of the rights of ownership attributable to the Assets (including the right to all production, proceeds of production and other proceeds), and shall be responsible for all Operating Expenses, in each case, from and after the Effective Time. Subject to the provisions hereof (including Section 3.3(a)(v)), all Operating Expenses that are: (a) incurred with respect to operations conducted or production prior to the Effective Time shall be paid by or allocated to Seller and (b) incurred with respect to operations conducted or production from and after the Effective Time shall be paid by or allocated to Buyer. “Operating Expenses” means all operating expenses (including costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by or attributable to the ownership or operation of the Assets or the production of Hydrocarbons from the Assets, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding Liabilities attributable to (i) personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells and dismantle or decommission facilities, (iii) environmental matters, including obligations to remediate any contamination of water or personal property under applicable Environmental Laws, (iv) obligations with respect to Imbalances, or (v) obligations to pay Working Interests, royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Assets, including those held in suspense. After Closing, each Party shall be entitled to participate in all joint interest audits and other audits of Operating Expenses for which such Party is entirely or in part responsible under the terms of this Section 2.3.
ARTICLE III
PURCHASE PRICE
3.1    Purchase Price. The aggregate purchase price for the Assets shall be Two Hundred Seventy Five Million Dollars ($275,000,000) (the “Purchase Price”), adjusted in accordance with this Agreement and payable by Buyer to Seller at Closing by wire transfer in same day funds to a bank account of Seller (the details of which shall be provided by Seller to Buyer by notice given at least one Business Day prior to the Closing Date).
3.2    Deposit. Concurrently with the execution of this Agreement Buyer has deposited by wire transfer in same day funds with Seller the sum of $27,500,000 (the “Deposit”). The Deposit shall be applied toward the Purchase Price at the Closing without any interest earned thereon.
(a)    If (i) all conditions precedent to the obligations of Buyer set forth in Article VII (other than those actions or deliveries to occur at Closing) have been met or waived by Buyer, and (ii) the transactions contemplated by this Agreement are not consummated because of: (A) the failure of Buyer to materially perform any of its obligations hereunder, or (B) the failure of any of Buyer’s representations or warranties hereunder to be true and correct in all material respects as of the date of this Agreement and the Closing (after giving effect to any applicable cure periods), then, in such event, Seller as Seller’s sole remedy for Buyer’s breach of this Agreement or failure or refusal to close or perform any of its obligations hereunder, may terminate this Agreement and retain the Deposit as liquidated damages.
(b)    If this Agreement is terminated by the mutual written agreement of Buyer and Seller, or if the Closing does not occur for any reason other than as set forth in Section 3.2(a), then Buyer shall be entitled to the delivery of the Deposit within two (2) business days upon termination, without interest, free of any claims by Seller with respect thereto. Buyer and Seller shall thereupon have the rights and obligations set forth in Section 14.2.
3.3    Adjustments to Purchase Price. The Purchase Price shall be adjusted as follows, and the resulting amount shall be herein called the “Adjusted Purchase Price”:
(a)    The Purchase Price shall be adjusted upward by the following amounts (without duplication):
(i)    an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in plants (including inventory) and above the pipeline connection or upstream of the sales meter (as evidenced by tank straps and/or gauge sheets) as of the Effective Time, the value to be based upon the contract price in effect as of the Effective Time (or the most recent sales price by Seller for similar Hydrocarbons in the same area if there is no contract price in effect as of the Effective Time), less (A) amounts payable as royalties, overriding royalties and other burdens upon, measured by or payable out of such production and (B) severance Taxes deducted by the purchaser of such production;
(ii)    an amount equal to all Operating Expenses and all other costs and expenses paid by Seller or its Affiliates that are attributable to the Assets from and after the Effective Time up to Closing (whether paid before or after the Effective Time), including (A) bond and insurance premiums paid by or on behalf of Seller with respect to the period of time from and after the Effective Time up to Closing, (B) royalties or other burdens upon, measured by or payable out of proceeds of production, (C) rentals and other lease maintenance payments and (D) property, severance and production Taxes and any other Taxes (exclusive of income Taxes) based upon or measured by the ownership or operation of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom;
(iii)    Title Benefit Amounts as a result of those Title Benefits for which the Title Benefit Amounts have been determined prior to Closing;
(iv)    the amount of all Property Taxes prorated to Buyer in accordance with Section 15.2(b) but paid or payable by Seller;
(v)    the aggregate amount of any and all capital expenditures relating to those wells set forth on Schedule 3.3(a)(v) paid by Seller;
(vi)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.
(b)    The Purchase Price shall be adjusted downward by the following amounts (without duplication):
(i)    an amount equal to all proceeds received by Seller or its Affiliates attributable to the ownership or operation of the Assets from and after the Effective Time up to Closing, including the sale of Hydrocarbons produced from the Assets or allocable thereto, net of expenses (other than Operating Expenses and other expenses taken into account pursuant to Section 3.3(a)) directly incurred in earning or receiving such proceeds, and any sales, excise or similar Taxes in connection therewith not reimbursed to Seller or its Affiliates, as applicable, by a Third Party purchaser;
(ii)    if Seller makes the election under Section 11.2(d)(i) with respect to a Title Defect, the Title Defect Amount with respect to such Title Defect if the Title Defect Amount has been determined prior to Closing;
(iii)    if Seller makes the election under Section 12.1(b)(i) with respect to an Environmental Defect, the Remediation Amount with respect to such Environmental Defect if the Remediation Amount has been determined prior to Closing;
(iv)    the Allocated Value of the Assets excluded from the transactions contemplated hereby pursuant to Section 11.2(d)(iii), Section 11.4 or Section 12.1(b)(iii);
(v)    the amount of all Property Taxes prorated to Seller in accordance with Section 15.2(b) but paid or payable by Buyer;
(vi)    an amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of Working Interests, royalties, overriding royalties and other similar interests (in each case) that are held by Seller in suspense as of the Closing Date;
(vii)    an amount equal to $511,504, being the present value of the net Imbalances described in Section 4.11, assuming a gas price of $5.00/mmbtu; a 10 year payout and discounted to present value at 5% consistent with the methodology on Schedule 3.3(b)(vii); and
(viii)    any other amount provided for elsewhere in this Agreement or otherwise agreed upon by Seller and Buyer.
3.4    Preliminary Settlement Statement. Not less than 5 Business Days prior to the Closing, Seller shall prepare and submit to Buyer for review a draft settlement statement (the “Preliminary Settlement Statement”) that shall set forth the Adjusted Purchase Price, reflecting each adjustment made in accordance with this Agreement, along with the data supporting any adjustment, as of the date of preparation of such Preliminary Settlement Statement and the calculation of the adjustments used to determine such amount, together with the designation of Seller’s accounts for the wire transfers of funds as set forth in Section 9.3(d). Within 2 Business Days of receipt of the Preliminary Settlement Statement, Buyer will deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Preliminary Settlement Statement. The Preliminary Settlement Statement, as agreed upon by the Parties, will be used to adjust the Purchase Price at Closing; provided that if the Parties do not agree upon an adjustment set forth in the Preliminary Settlement Statement, then the amount of such adjustment used to adjust the Purchase Price at Closing shall be that amount set forth in the draft Preliminary Settlement Statement delivered by Seller to Buyer pursuant to this Section 3.4.

3.5    Final Settlement Statement. On or before 120 days after the Closing, a final settlement statement (the “Final Settlement Statement”) will be prepared by Seller based on actual income and expenses during the period from and after the Effective Time until Closing and which takes into account all final adjustments made to the Purchase Price and shows the resulting final Purchase Price (the “Final Price”). The Final Settlement Statement shall set forth the actual proration of the amounts required by this Agreement. As soon as practicable, and in any event within 30 days after receipt of the Final Settlement Statement, Buyer shall return to Seller a written report containing any proposed changes to the Final Settlement Statement and an explanation of any such changes and the reasons therefor (the “Dispute Notice”). If the Final Price set forth in the Final Settlement Statement is mutually agreed upon by Seller and Buyer, the Final Settlement Statement and the Final Price, shall be final and binding on the Parties hereto. Any difference in the Adjusted Purchase Price as paid at Closing pursuant to the Preliminary Settlement Statement and the Final Price shall be paid by the owing Party within 10 days to the owed Party. All amounts paid pursuant to this Section 3.5 shall be delivered in United States currency by wire transfer of immediately available funds to the account specified in writing by the relevant Party.
3.6    Disputes. If Seller and Buyer are unable to resolve the matters addressed in the Dispute Notice, each of Buyer and Seller shall within 14 Business Days after the delivery of such Dispute Notice, summarize its position with regard to such dispute in a written document of twenty pages or less and submit such summaries to Grant Thornton or such other Person as the Parties may mutually select (the “Accounting Arbitrator”), together with the Dispute Notice, the Final Settlement Statement and any other documentation such Party may desire to submit. Within 20 Business Days after receiving the Parties’ respective submissions, the Accounting Arbitrator shall render a decision choosing either Seller’s position or Buyer’s position with respect to each matter addressed in any Dispute Notice, based on the materials described above. Any decision rendered by the Accounting Arbitrator pursuant hereto shall be final, conclusive and binding on Seller and Buyer and will be enforceable against any of the Parties in any court of competent jurisdiction. The costs of such Accounting Arbitrators shall be borne one-half by Buyer and one-half by Seller. In the event that Grant Thornton declines to serve as the Accounting Arbitrator and the Parties are unable to mutually agree upon its replacement within 10 days following the date upon which Grant Thornton provides notice that it will not serve as Accounting Arbitrator, then each Party will nominate a candidate to be the Accounting Arbitrator, and such candidates so nominated by the Parties shall together determine the Accounting Arbitrator.
3.7    Allocation of Purchase Price / Allocated Values. Buyer and Seller agree that the unadjusted Purchase Price shall be allocated among the Assets as set forth in Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset in Exhibit A-1, Exhibit A-2, or Exhibit A-3, as applicable, and such Allocated Value shall be used in calculating adjustments to the Purchase Price as provided herein. Buyer and Seller also agree (a) that the Allocated Values, as adjusted, shall be used by Seller and Buyer as the basis for reporting asset values and other items for purposes of Section 3.8, and (b) that neither they nor their Affiliates will take positions inconsistent with such Allocated Values in notices to Governmental Authorities, in audit or other proceedings with respect to Taxes, in notices to Preferential Purchase Right holders or in other documents or notices relating to the transactions contemplated by this Agreement.

3.8    Allocation of Consideration for Tax Purposes. Seller and Buyer agree that the portion of the Purchase Price, as adjusted, attributable to the Assets and the Assumed Obligations with respect to the Assets and other amounts treated for Tax purposes as consideration for a sale transaction (to the extent shown at such time) (collectively, the “Allocable Amount”) shall be allocated among the various Assets for Tax purposes. The initial draft of such allocations shall be prepared by Seller in a manner consistent with the Allocated Values and shall be provided to Buyer no later than 120 days after the Closing. Seller and Buyer shall then cooperate to prepare a final schedule of the Allocable Amount among the Assets, which shall also be materially consistent with the Allocated Values (as adjusted, the “Allocation Schedule”). The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount. The allocation of the Allocable Amount shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060), which Form will be timely filed separately by Seller and Buyer with the Internal Revenue Service pursuant to the requirements of Section 1060(b) of the Code. Seller and Buyer agree not to take any position inconsistent with the allocations set forth in the Allocation Schedule unless required by applicable Law or with the consent of the other Parties. The Parties further agree that the allocations set forth on the Allocation Schedule will represent reasonable estimates of the fair market values of the Assets described therein.
3.9    Allocation for Imbalances. If, prior to twelve months following Closing, either Party discovers an error in the Imbalances set forth in Schedule 4.11 or updated amounts are available for those Imbalances set forth on Schedule 4.11 that are identified as not being current as of the Effective Time, then the Purchase Price shall be further adjusted to reflect such error based on the value of such omitted Imbalance by valuing the same using NYMEX strip pricing for a period equal to the projected Imbalance payback period with an adjustment for any payback period in excess of the existence of NYMEX strip pricing discounted to present value with a 5% discount rate.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to the matters specifically listed or disclosed in the Schedules to this Agreement (as added, supplemented or amended pursuant to Section 6.7), Each of RTP and RONM, as applicable, (i) severally with respect to itself, and not jointly with the other Seller, represents and warrants to Buyer the matters set out in Sections 4.1 through Sections 4.7, and (ii) severally with respect to its interest in the Assets, and not jointly with respect to the interest of the other Seller in the Assets, represents and warrants to Buyer the matters set out in Sections 4.8 through 4.17, as of the date of this Agreement and as of the Closing Date:

4.1    Organization, Existence and Qualification.
(c)    RTP is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. RTP has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. RTP is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.
(d)    RONM is a limited liability company duly formed and validly existing under the Laws of the State of Delaware. RONM has all requisite power and authority to own and operate its property (including its interests in the Assets) and to carry on its business as now conducted. RONM is duly licensed or qualified to do business as a foreign corporation in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law, except where the failure to be so qualified would not have a Material Adverse Effect.
4.2    Authority, Approval and Enforceability.
(c)    RTP has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by RTP of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of RTP. This Agreement is, and the Transaction Documents to which RTP is a party when executed and delivered by RTP will be, the valid and binding obligation of RTP and enforceable against RTP in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
(d)    RONM has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by RONM of this Agreement have been duly and validly authorized and approved by all necessary limited liability company action on the part of RONM. This Agreement is, and the Transaction Documents to which RONM is a party when executed and delivered by RONM will be, the valid and binding obligation of RONM and enforceable against RONM in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
4.3    No Conflicts. Assuming the receipt of all consents and approvals from Third Parties in connection with the transactions contemplated hereby and the waiver of, or compliance with, all Preferential Purchase Rights applicable to the transactions contemplated hereby:
(a)    the execution, delivery and performance by RTP of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the limited liability company agreement or other governing documents of RTP, (ii) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture, license or other material agreement to which RTP is a party or by which RTP or the Assets may be bound or (iii) violate any Law applicable to RTP or any of the Assets, except in the case of clauses (ii) and (iii) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect; and
(b)    the execution, delivery and performance by RONM of this Agreement and the consummation of the transactions contemplated herein will not (i) conflict with or result in a breach of any provisions of the limited liability company agreement or other governing documents of RONM, (ii) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any Lease, Applicable Contract, note, bond, mortgage, indenture, license or other material agreement to which RONM is a party or by which RONM or the Assets may be bound or (iii) violate any Law applicable to RONM or any of the Assets, except in the case of clauses (ii) and (iii) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a Material Adverse Effect.
4.4    Consents. Except (a) for compliance with the HSR Act, (b) as set forth in Schedule 4.4, (c) for Customary Post-Closing Consents, (d) under Contracts that are terminable upon 60 days or less notice without payment of any fee, and (e) for Preferential Purchase Rights, there are no restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case) that Seller is required to obtain in connection with the transfer of the Assets by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller regarding which the failure to obtain such consent would create a Material Adverse Effect.
4.5    Bankruptcy. There are no bankruptcy or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened in writing against Seller or any Affiliate of Seller.
4.6    Foreign Person. Neither RTP nor RONM is a “foreign person” within the meaning of Section 1445 of the Code.
4.7    Litigation. Except as set forth in Schedule 4.7, there is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending, or to Seller’s Knowledge, threatened in writing, against Seller (with respect to the Assets) that would have a Material Adverse Effect.
4.8    Material Contracts.
(a)    Schedule 4.8 sets forth all Applicable Contracts of the type described below (collectively, the “Material Contracts”):
(i)    any Applicable Contract that can reasonably be expected to result in aggregate payments by Seller with respect to the Assets of more than $250,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);

(ii)    any Applicable Contract that can reasonably be expected to result in aggregate revenues to Seller with respect to the Assets of more than $250,000 during the current or any subsequent fiscal year (based solely on the terms thereof and current volumes, without regard to any expected increase in volumes or revenues);
(iii)    any Hydrocarbon purchase and sale, transportation, processing or similar Applicable Contract that is not terminable without penalty upon 60 days or less notice;
(iv)    any indenture, mortgage, loan, credit or sale-leaseback or similar Applicable Contract;
(v)    any swap, forward, future or derivative transaction or option or other similar hedge agreement;
(vi)    any Applicable Contract that constitutes a lease under which Seller is the lessor or the lessee of real or Personal Property which lease (A) cannot be terminated by Seller without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $500,000;
(vii)    any farmout agreement, participation agreement, exploration agreement or similar Applicable Contract which grants a Third Party the right to earn an interest in an Asset without a corresponding right of Seller to participate; and
(viii)    any Applicable Contract between Seller and any Affiliate of Seller that will not be terminated prior to Closing.
(b)    Except as set forth in Schedule 4.8 and except for such matters that would not have a Material Adverse Effect, there exists no default under any Material Contract by Seller or, to Seller’s Knowledge, by any other Person that is a party to such Contract.
4.9    No Violation of Laws. To Seller’s Knowledge, except as set forth in Schedule 4.9 and except where such violations would not have a Material Adverse Effect, as of the date of this Agreement, Seller is not in violation of any applicable Laws with respect to its ownership and operation of the Assets. This Section 4.9 does not include any matters with respect to Environmental Laws, such matters being addressed exclusively in Section 4.13.
4.10    Royalties; Expenses; Etc. Except for such items that are being held in suspense for which the Purchase Price is adjusted pursuant to Section 3.3(b)(vi) and except as set forth on Schedule 4.10, Seller has paid all royalties, overriding royalties and other burdens on production due by Seller with respect to the Assets, or if not paid, is contesting such royalties and other burdens in good faith in the normal course of business. Subject to the foregoing, to the Knowledge of Seller, no material expenses (including bills for labor, materials and supplies used or furnished for use in connection with the Assets, royalties, overriding royalties and other burdens on production and amounts payable to co-owners of the Assets) are owed and delinquent in payment by any Seller that relate to the ownership or operation of the Assets.

4.11    Imbalances. To Seller’s Knowledge, there are no Imbalances associated with the Assets as of the Effective Time except as set forth on Schedule 4.11.
4.12    Current Commitments. Schedule 4.12 sets forth, as of the date of this Agreement, all authorities for expenditures (“AFEs”) relating to the Assets to drill or rework Subject Wells or for other capital expenditures pursuant to any of the Material Contracts for which all of the activities anticipated in such AFEs or commitments have not been completed by the date of this Agreement..
4.13    Environmental. Except as set forth in Schedule 4.13 as of the date of this Agreement, neither RTP nor RONM has received written notice from any Person of any release or disposal of any Hazardous Substance concerning any land, facility, asset or property included in the Assets that: (i) interferes with or prevents compliance by RTP or RONM with any Environmental Law or the terms of any license or permit issued pursuant thereto and (ii) would have a Material Adverse Effect. Seller has not entered into, and is not subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Authority that are in existence as of the date of this Agreement, and are based on any Environmental Laws, that relate to the future use of any of the Assets and that require any change in the present conditions of any of the Assets.
4.14    Property and Production Taxes. Except as disclosed in Schedule 4.14:
(a)    all Property Taxes and taxes with respect to production, including severance taxes (“Production Taxes”) that have become due and payable have been properly paid;
(b)    all returns with respect to Property Taxes and Production Taxes that are required to be filed by the owner of the Assets have been filed;
(c)    there are no Encumbrances for Taxes (including any interest, fine, penalty or additions to Tax imposed by a Taxing Authority in connection with such Taxes) on the Properties, other than statutory liens for current Taxes not yet due;
(d)    Seller has not received written notice of any pending claim against it (which remains outstanding) from any applicable Taxing Authority for assessment of Property Taxes or Production taxes and, to Seller’s Knowledge, no such claim has been threatened; and
(e)    no audit, administrative, judicial or other proceeding with respect to Property Taxes or Production Taxes has been commenced or is presently pending.
4.15    Tax Partnerships. Except as set forth in Schedule 4.15, none of the Assets is held by or is subject to any contractual arrangement between Seller, on the one hand, and any other Person, on the other hand, whether owning undivided interests therein or otherwise, that is classified as a partnership for United States federal Tax purposes (a “Tax Partnership”) and no transfer of any part of the Assets pursuant to this Agreement will be treated as a transfer of an interest or interests in any such partnership, and, to the extent that any of the Assets are deemed by agreement or applicable Law to be held by a partnership for federal Tax purposes, except as set forth in Schedule

4.15, each such partnership has or shall have in effect an election under Section 754 of the Code that will apply with respect to the acquisition by Buyer of the Assets.
4.16    Brokers’ Fees. Seller has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Buyer, any Affiliate of Buyer shall have any responsibility.
4.17    Suspense Funds. Schedule 4.17 lists (a) all funds held in suspense by Seller as of the date hereof that are attributable to the Assets, (b) a description of the source of such funds and the reason they are being held in suspense, and (c) if known, the name or names of the Persons claiming such funds or to whom such funds are owed.
ARTICLE V
BUYER’S REPRESENTATIONS AND WARRANTIES
Buyer represents and warrants to Seller the following:
5.1    Organization, Existence and Qualification. Buyer is a Delaware limited liability company duly formed and validly existing under the Laws of the jurisdiction of its formation and Buyer has all requisite power and authority to own and operate its property and to carry on its business as now conducted. Buyer is duly licensed or qualified to do business as a foreign limited liability company in all jurisdictions in which it carries on business or owns assets and such qualification is required by Law except where the failure to be so qualified would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement. Buyer is duly licensed or qualified to do business in Texas and New Mexico.
5.2    Authority, Approval and Enforceability. Buyer has full power and authority to enter into and perform this Agreement and the Transaction Documents to which it is a party and the transactions contemplated herein and therein. The execution, delivery and performance by Buyer of this Agreement have been duly and validly authorized and approved by all necessary action on the part of Buyer. This Agreement is, and the Transaction Documents to which Buyer is a party when executed and delivered by Buyer will be, the valid and binding obligation of Buyer and enforceable against Buyer in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).
5.3    No Conflicts. Assuming receipt of all consents and approvals from Third Parties in connection with the transactions contemplated by this Agreement, the execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated herein will not (a) conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer, (b) result in a default or the creation of any Encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or other agreement to which Buyer is a party or by which Buyer or any of its property may be bound or (c) violate any Law applicable to Buyer or any of its property, except in the case of clauses (b) and (c) where such default, Encumbrance, termination, cancellation, acceleration or violation would not have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
5.4    Consents. Except for compliance with the HSR Act, there are no consents or other restrictions on assignment, including requirements for consents from Third Parties to any assignment (in each case) that Buyer is required to obtain in connection with the transfer of the Assets from Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Buyer.
5.5    Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s knowledge, threatened in writing against Buyer or any Affiliates of Buyer.
5.6    Litigation. There is no suit, action or litigation by any Person by or before any Governmental Authority, and no arbitration proceedings, (in each case) pending, or to Buyer’s knowledge, threatened in writing, against Buyer, that would have a material adverse effect upon the ability of Buyer to consummate the transactions contemplated by this Agreement or perform its obligations hereunder.
5.7    Financing. Buyer has, and Buyer shall have as of the Closing, sufficient cash in immediately available funds with which to pay the Purchase Price, consummate the transactions contemplated by this Agreement and perform its obligations under this Agreement and the Transaction Documents.
5.8    Regulatory. Buyer is now, and hereafter shall continue to be, qualified to own and assume operatorship of state oil, gas and mineral leases in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated by this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any applicable Laws, Buyer currently has, and will hereafter continue to maintain, lease bonds and any other surety or similar bonds as may be required by, and in accordance with, all applicable Laws governing the ownership and operation of the Assets and Buyer has filed any and all required reports necessary for such ownership and operation with all Governmental Authorities having jurisdiction over such ownership and operation.
5.9    Independent Evaluation. Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer (a) has relied or shall rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, Tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors of Seller, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Assets.
5.10    Brokers’ Fees. Buyer has incurred no liability, contingent or otherwise, for brokers’ or finders’ fees relating to the transactions contemplated by this Agreement for which Seller or Seller’s Affiliates shall have any responsibility.

5.11    Accredited Investor. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire the Assets for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act of 1933, as amended, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws.
ARTICLE VI
CERTAIN AGREEMENTS
6.1    Conduct of Business.
(c)    Except (x) as set forth in Schedule 6.1, (y) for the operations covered by the AFEs and other capital commitments described in Schedule 4.12, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the date hereof until the Closing:
(i)    operate, or cause to be operated, the Assets in the usual, regular and ordinary manner consistent with past practice; and
(ii)    maintain, or cause to be maintained, the books of account and Records relating to the Assets in the usual, regular and ordinary manner and in accordance with the usual accounting practices of each such Person;
(d)    Except (x) as set forth in Schedule 6.1, (y) for the operations covered by the AFEs and other capital commitments described in Schedule 4.12, and (z) as expressly contemplated by this Agreement or as expressly consented to in writing by Buyer (which consent shall not be unreasonably delayed, withheld or conditioned), Seller shall, from and after the date hereof until the Closing:
(i)    not (A) enter into an Applicable Contract that, if entered into on or prior to the date of this Agreement, would be required to be listed in a Schedule attached to this Agreement, or (B) materially amend or change the terms of any Material Contract;
(ii)    not transfer, sell, mortgage, pledge or dispose of any material portion of the Assets other than the (A) sale and/or disposal of Hydrocarbons in the ordinary course of business and (B) sales of equipment that is no longer necessary in the operation of the Assets or for which replacement equipment has been obtained; and
(iii)    not commit to do any of the foregoing.
(e)    Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer with respect to the operation of any of the Assets after the date of this Agreement greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement), IT BEING RECOGNIZED

THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(f)    Buyer acknowledges Seller owns undivided interests in certain of the properties comprising the Assets that it is not the operator thereof, and Buyer agrees that the acts or omissions of the other Working Interest owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of this Section 6.1, nor shall any action required by a vote of Working Interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of this Section 6.1.
6.2    Successor Operator. While Buyer acknowledges that it desires to succeed Seller or Seller’s Affiliate as operator of those Assets or portions thereof that Seller or Seller’s Affiliate may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of the same since the Assets or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Assets that Seller or Seller’s Affiliate operates, it shall use its commercially reasonable efforts to support Buyer’s efforts to become successor operator (to the extent permitted under any applicable joint operating agreement), effective as of the Closing (at Buyer’s sole cost and expense), and to designate and/or appoint by assignment, to the extent legally possible and permitted under the Applicable Contracts, Buyer as successor operator effective as of the Closing.
6.3    HSR Act. If applicable, within 5 Business Days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC the notification and report form required for the transactions contemplated by this Agreement by the HSR Act and request early termination of the waiting period thereunder. Buyer and Seller agree to respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller shall cooperate with each other and, subject to the terms of the Confidentiality Agreement, shall promptly furnish all information to the other Party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller shall keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and shall consult with each other with respect to all responses thereto. Each of Seller and Buyer shall use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions consummated hereby and the filing fees associated with any such HSR Act filing shall be borne ½ by Seller and ½ by Buyer.
6.4    Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Assets are transferable to Buyer. On or before the Closing Date, Buyer shall obtain replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary for Buyer’s ownership of the Assets, listed on Schedule 6.4, and, at Closing, Buyer shall cause the cancellation of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates with respect to the Assets, listed on Schedule 6.4. In addition, at or prior to Closing,

Buyer shall deliver to Seller evidence of the posting of bonds or other security with all applicable Governmental Authorities meeting the requirements of such authorities to own and, where appropriate, operate, the Assets. Schedule 6.4 lists the Bonds currently applicable to the Assets.
6.5    Record Retention. Buyer, for a period of 5 years following the Closing, will (a) retain the Records, (b) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense, and (c) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after the Closing relating to any indemnity claim made under Section 13.2 for review and copying at Seller’s expense.
6.6    Notifications. Buyer will notify Seller promptly after a discovery by Buyer that any representation or warranty of Seller contained in this Agreement is, becomes or will be untrue in any material respect on or before the Closing Date.
6.7    Amendment of Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing to add, supplement or amend the Schedules to its representations and warranties with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement or thereafter, would have been required to be set forth or described in such Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Article VII have been fulfilled, the Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing shall be waived and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.
6.8    Transition Services.    From and after Closing, Seller will or will cause its Affiliate to (a) operate those Assets that Seller or Seller’s Affiliate, as applicable, currently operates and (b) provide to Buyer certain other services relating to the Assets pursuant to the terms of a transition services agreement substantially in the form of Exhibit K (the “Transition Services Agreement”).
6.9    Audit Rights. Buyer, at Buyer’s expense, may engage an auditing firm to conduct an audit of the revenues and expenses of Seller attributable to the Assets for the period of up to three (3) calendar years prior to the Effective Time through the Closing Date. Seller agrees, from the date of this Agreement until one hundred eighty (180) days after Closing, that Seller will cooperate and assist such auditors, including making available (at Buyer’s sole cost and expense) books, records and personnel of Seller reasonably requested by such auditing firm; provided, however, that in no event shall Seller or its Affiliates be required to provide any representation letters to any Person as a result of its obligations under this Section 6.9; and provided further, however, that nothing in this Section 6.9 shall require any such cooperation or assistance on the part of Seller to the extent it would interfere unreasonably with the business or operations of Seller.

ARTICLE VII
BUYER’S CONDITIONS TO CLOSING
The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment by RONM and RTP or waiver by Buyer, on or prior to the Closing, of each of the following conditions:
7.1    Representations. The representations and warranties of RONM and RTP set forth in Article IV shall be true and correct in all respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date), except for those breaches, if any, of such representations and warranties that in the aggregate would not have a Material Adverse Effect.
7.2    Performance. RONM and RTP shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by RONM and RTP is required prior to or at the Closing Date.
7.3    No Legal Proceedings. No material suit, action or other proceeding by any Third Party shall be pending before any Governmental Authority (a) seeking to restrain, prohibit, enjoin or declare illegal, or (b) seeking substantial damages in connection with, the transactions contemplated by this Agreement.
7.4    Title Defects and Environmental Defects. The sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to the Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(b) prior to Closing, subject to the Individual Title Defect Deductible and the Title Deductible, plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to the Closing, subject to the Individual Environmental Defect Deductible and the Environmental Deductible plus (c) the amount of all uninsured Casualty Loss (unless Seller agrees to deduct the same from the Purchase Price) shall be less than 15% of the Purchase Price.
7.5    HSR Act. If applicable, (a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, (b) notice of early termination shall have been received, or (c) a consent order issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities.
7.6    Closing Deliverables. (a) RONM and RTP shall have delivered to Buyer the officer’s certificate described in Section 9.3(h), and (b) RONM and RTP shall be ready, willing and able to deliver to Buyer at the Closing the other documents and items required to be delivered by Seller under Section 9.3.
ARTICLE VIII
SELLER’S CONDITIONS TO CLOSING

The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment by Buyer or waiver by Seller on or prior to the Closing of each of the following conditions:
8.1    Representations. The representations and warranties of Buyer set forth in Article V shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date (other than representations and warranties that refer to a specified date, which need only be true and correct on and as of such specified date) except for those breaches, if any, of such representations and warranties that would not have a adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement and perform its obligations hereunder.
8.2    Performance. Buyer shall have materially performed or complied with all obligations, agreements and covenants contained in this Agreement as to which performance or compliance by Buyer is required prior to or at the Closing Date.
8.3    No Legal Proceedings. No material suit, action or other proceeding by any Third Party shall be pending before any Governmental Authority (a) seeking to restrain, prohibit or declare illegal, or (b) seeking substantial damages in connection with, the transactions contemplated by this Agreement.
8.4    Title Defects and Environmental Defects. The sum of (a) all Title Defect Amounts determined under Section 11.2(g) prior to the Closing, less the sum of all Title Benefit Amounts determined under Section 11.2(b) prior to Closing, subject to the Individual Title Defect Deductible and the Title Deductible plus (b) all Remediation Amounts for Environmental Defects determined under Article XII prior to the Closing, subject to the Individual Environmental Defect Deductible and the Environmental Deductible, shall be less than 20% of the Purchase Price.
8.5    HSR Act. If applicable, (a) the waiting period under the HSR Act applicable to the consummation of the transactions contemplated hereby shall have expired, (b) notice of early termination shall have been received, or (c) a consent order issued (in form and substance satisfactory to Seller) by or from applicable Governmental Authorities.
8.6    Replacement Bonds. Buyer shall have obtained, in the name of Buyer, replacements for Seller’s and/or its Affiliates’ bonds, letters of credit and guarantees, and such other bonds, letters of credit and guarantees to the extent required by Section 6.4.
8.7    Closing Deliverables. Buyer shall have delivered to Seller the officer’s certificate described in Section 9.3(h) and Buyer shall be ready, willing and able to deliver to Seller at the Closing the other documents and items required to be delivered by Buyer under Section 9.3.
ARTICLE IX
CLOSING
9.1    Date of Closing. Subject to the conditions stated in this Agreement, the sale by Seller and the purchase by Buyer of the Assets pursuant to this Agreement (the “Closing”) shall occur on or before April 8, 2013, or such other date as Buyer and Seller may agree upon in writing. The date scheduled for the Closing shall be the “Closing Date”.
9.2    Place of Closing. The Closing shall be held at Seller’s offices located at 100 Throckmorton Street, Suite 1200, Fort Worth, Texas 76102.
9.3    Closing Obligations. At the Closing, the following documents shall be delivered and the following events shall occur, the execution of each document and the occurrence of each event being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:
(c)    Seller and Buyer shall execute, acknowledge and deliver the Assignment and Bill of Sale, in sufficient counterparts to facilitate recording in the applicable counties where the Assets are located.
(d)    Seller and Buyer shall execute and deliver assignments, on appropriate forms, of state and other Leases of Governmental Authorities included in the Assets in sufficient counterparts to facilitate filing with the applicable Governmental Authority.
(e)    Seller and Buyer shall execute and deliver the Preliminary Settlement Statement.
(f)    Buyer shall deliver to Seller, to the account[s] designated in the Preliminary Settlement Statement, by direct bank or wire transfer in same day funds, the Adjusted Purchase Price (after giving effect to the Deposit).
(g)    Seller shall deliver letters in lieu of transfer orders substantially in the form of Exhibit D directing all purchasers of production to make payment to Buyer of proceeds attributable to production from the Assets from and after the Effective Time, for delivery by Buyer to the purchasers of production.
(h)    Seller shall deliver an executed statement described in Treasury Regulation §1.1445-2(b)(2) substantially in the form of Exhibit E-1 and Exhibit E-2, respectively, certifying that it is not a foreign person within the meaning of the Code.
(i)    Seller shall or shall cause its applicable Affiliate to execute and deliver, and Buyer shall execute and deliver, the Transition Services Agreement.
(j)    Seller shall execute and deliver an officer’s certificate, dated as of Closing and substantially in the form of Exhibit G, certifying that the conditions set forth in Section 7.1 and Section 7.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Buyer.
(k)    Buyer shall execute and deliver an officer’s certificate, dated as of Closing and substantially in the form of Exhibit H, certifying that the conditions set forth in Section 8.1 and Section 8.2 have been fulfilled and, if applicable, any exceptions to such conditions that have been waived by Seller.

(l)    Seller shall or shall cause its applicable Affiliate to execute and deliver forms prescribed by the applicable Governmental Authorities to transfer status of operatorship of those Assets which Seller or its Affiliate operates from Seller or its Affiliate to Buyer or Buyer’s designee, including Form P-4 for the Railroad Commission of Texas and Form C-145 for the New Mexico Oil Conservation Division.
(m)    Seller and Buyer shall execute and deliver the Special Warranty Deed in sufficient counterparts to facilitate recording in the applicable counties where the property described in Exhibit A-3 is located.
(n)    Seller shall deliver executed releases of any and all liens, mortgages and other encumbrances on the Assets incurred by Seller or its Affiliates in connection with borrowed monies.
(o)    Seller and Buyer shall execute and deliver any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at the Closing.
9.4    Records. In addition to the obligations set forth under Section 9.3 above, but notwithstanding anything herein to the contrary, at any time after 5 Business Days following the Closing, Seller shall make available to Buyer the Records for pickup from Seller’s offices during normal business hours.
ARTICLE X
ACCESS/DISCLAIMERS
10.1    Access.
(a)    From and after the date hereof and up to and including the Closing Date (or earlier termination of this Agreement) but subject to the other provisions of this Section 10.1 and obtaining any required consents of Third Parties, including Third Party operators of the Assets (which consents Seller shall use commercially reasonable efforts to obtain), Seller shall afford to Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) reasonable access, during normal business hours, to the Assets and all Records in Seller’s or any of its Affiliates’ possession. All investigations and due diligence conducted by Buyer or any Buyer’s Representative shall be conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative shall result from Buyer’s own independent review and judgment.
(b)    Buyer shall be entitled to conduct a Phase I environmental property assessment with respect to the Assets. Seller or its designee shall have the right to accompany Buyer and Buyer’s Representatives whenever they are on site on the Assets and also to collect split test samples if any are collected. Notwithstanding anything herein to the contrary, Buyer shall not have access to, and shall not be permitted to conduct, any environmental due diligence (including any Phase I environmental property assessments) with respect to any Assets where Seller does not have the authority to grant access for such due diligence (provided, however, Seller shall use its commercially reasonable efforts to obtain permission from any Third Party to allow Buyer and Buyer’s Representatives such access).
(c)    Before conducting any sampling, boring, drilling or other invasive investigation activities (“Invasive Activities”) on or with respect to any of the Assets, Buyer shall (i) furnish Seller with a written description of the proposed scope of the Invasive Activities to be conducted, including a description of the activities to be conducted, and a description of the approximate location and expected timing of such activities and (ii) obtain the prior written consent of Seller to undertake such Invasive Activities, which consent will not be unreasonably withheld, conditioned or delayed. If any of the proposed Invasive Activities may unreasonably interfere with normal operation of the Assets, Seller may request an appropriate modification of the proposed Invasive Activity. Any Invasive Activities shall be conducted by a reputable environmental consulting or engineering firm, approved in advance by Seller (such approval not to be unreasonably withheld or delayed) and, once approved, such environmental consulting or engineering firm shall be deemed to be a “Buyer’s Representative.” Buyer shall obtain all permits necessary to conduct any approved Invasive Activities from any applicable Governmental Authorities; provided that, upon request, Seller shall provide Buyer with assistance (at no cost or liability to Seller) as reasonably requested by Buyer that may be necessary to secure such permits. Seller shall have the right, at its option, to split with Buyer any samples collected pursuant to approved Invasive Activities.
(d)    Buyer shall coordinate its environmental property assessments and physical inspections of the Assets with Seller and all Third Party operators to minimize any inconvenience to or interruption of the conduct of business by Seller or such Third Party operators. Buyer shall abide by Seller’s, and any Third Party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets, including any environmental or other inspection or assessment of the Assets. Buyer hereby defends, indemnifies and holds harmless each of the operators of the Assets and the Seller Indemnified Parties from and against any and all Liabilities arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE SELLER INDEMNIFIED PARTIES.
(e)    Buyer agrees to promptly provide Seller, but in no less than 5 days after receipt or creation, copies of all final reports and test results prepared by Buyer and/or any of Buyer’s Representatives which contain data collected or generated from Buyer’s due diligence with respect to the Assets. Seller shall not be deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition of the Assets or to the accuracy of said documents or the information contained therein.

(f)    Upon completion of Buyer’s due diligence, Buyer shall at its sole cost and expense and without any cost or expense to Seller or its Affiliates, (i) repair all damage done to the Assets in connection with Buyer’s due diligence, (ii) restore the Assets to the approximate same or better condition than they were prior to commencement of Buyer’s due diligence and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including the leasehold associated therewith) resulting from Buyer’s due diligence will be promptly corrected by Buyer.
(g)    During all periods that Buyer and/or any of Buyer’s Representatives are on the Assets, Buyer shall maintain, at its sole expense and with insurers reasonably satisfactory to Seller, policies of insurance of the types and in the amounts reasonably requested by Seller. Coverage under all insurance required to be carried by Buyer hereunder will (i) be primary insurance, (ii) list Seller Indemnified Parties as additional insureds, (iii) waive subrogation against Seller Indemnified Parties and (iv) provide for 5 days prior notice to Seller in the event of cancellation or modification of the policy or reduction in coverage. Upon request by Seller, Buyer shall provide evidence of such insurance to Seller prior to entering the Assets.
10.2    Confidentiality. Buyer acknowledges that, pursuant to its right of access to the Records, the Assets, Buyer will become privy to confidential and other information of Seller and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to (a) such portion of the Assets that are not conveyed to Buyer pursuant to the provisions of this Agreement, (b) the Excluded Assets and (c) information related to assets other than the Assets).
10.3    Disclaimers.
(a)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN ARTICLE IV AND SECTION 11.1(b) OF THIS AGREEMENT, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING, ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES).
(b)    EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV AND THE SPECIAL WARRANTIES OF TITLE CONTAINED IN THE ASSIGNMENT AND BILL OF SALE AND THE SPECIAL WARRANTY DEED, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE

ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF HYDROCARBONS IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS OR FUTURE REVENUES GENERATED BY THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY SELLER OR THIRD PARTIES WITH RESPECT TO THE ASSETS, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO AND (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE IV OF THIS AGREEMENT, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM LATENT VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY OF THE ASSETS, RIGHTS OF A PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS OR DEFECTS (KNOWN OR UNKNOWN, LATENT, DISCOVERABLE OR UNDISCOVERABLE), AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.
(c)    OTHER THAN AS AND TO THE LIMITED EXTENT EXPRESSLY REPRESENTED OTHERWISE IN SECTION 4.13, SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE SHALL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND SUBJECT TO BUYER’S LIMITED RIGHTS AS SPECIFIED IN THIS AGREEMENT FOR A BREACH OF SELLER’S REPRESENTATIONS SET FORTH IN SECTION 4.13, BUYER SHALL BE DEEMED TO BE OBTAINING THE ASSETS “AS IS” AND “WHERE IS” WITH ALL FAULTS FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION AND THAT BUYER HAS

MADE OR CAUSED TO BE MADE SUCH ENVIRONMENTAL INSPECTIONS OF THE ASSETS AS BUYER DEEMS APPROPRIATE.
(d)    SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 10.3 ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.
ARTICLE XI
TITLE MATTERS; CASUALTY; TRANSFER RESTRICTIONS
11.1    Seller’s Title.
(p)    General Disclaimer of Title Warranties and Representations. Except for the special warranties of title contained in the Assignment and Bill of Sale and the Special Warranty Deed, and without limiting Buyer’s remedies for Title Defects set forth in this Article XI, Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets and, except for Buyer’s remedies for a breach by Seller of Section 6.1(b)(ii), Buyer acknowledges and agrees that Buyer’s sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets (i) before Closing, shall be as set forth in Section 11.2 and (ii) after Closing, shall be pursuant to the special warranties of title contained in the Assignment and Bill of Sale and the Special Warranty Deed.
(q)    Special Warranty of Title. The Assignment and Bill of Sale delivered at Closing, together with the Special Warranty Deed delivered at Closing, will contain a special warranty of title by Seller whereby Seller warrants title to the Leases and to the other Assets unto Buyer against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Seller, but not otherwise, subject, however, to the Permitted Encumbrances and to any matters of record in the applicable counties or in the applicable state records. Said special warranties of title contained in the Assignment and Bill of Sale and the Special Warranty Deed shall be subject to the further limitations and provisions of this Article XI.
(r)    Recovery on Special Warranties.
(i)    Buyer’s Assertion of Title Warranty Breaches After Closing, Buyer shall furnish Seller notice setting forth any matters which Buyer intends to assert as a breach of the special warranties of title contained in the Assignment and Bill of Sale and/or the Special Warranty Deed. Seller shall have a reasonable opportunity, but not the obligation, to cure any Title Defect asserted by Buyer pursuant to this Section 11.1(c)(i). Buyer agrees to reasonably cooperate with any attempt by Seller to cure any such Title Defect. Any notice described in this Section 11.1(c)(i) shall be in writing, and shall include (i) a description of the alleged Title Defect and the Asset affected by such Title Defect, (ii) the Allocated Value of each Asset affected by such Title Defect, (iii) supporting documents reasonably necessary for Seller to verify the existence of such Title Defect, and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Asset affected by such Title Defect is reduced by such Title Defect and the computations upon which Buyer’s belief is based.
(ii)    Limitations on Special Warranty. For purposes of the special warranties of title contained in the Assignment and Bill of Sale and the Special Warranty Deed, the value of the Assets set forth in Exhibit A-1 and Exhibit A-2, as applicable, shall be deemed to be the Allocated Value thereof, as adjusted herein. Recovery on the special warranties of title contained in the Assignment and Bill of Sale and/or the Special Warranty Deed shall be limited to an amount (without any interest accruing thereon) equal to the reduction in the Purchase Price to which Buyer would have been entitled had Buyer asserted the Title Defect giving rise to such breach of the special warranty of title contained in the Assignment and Bill of Sale or the Special Warranty Deed, as applicable, as a Title Defect prior to Closing pursuant to Section 11.2, in each case taking into account the Individual Title Defect Threshold and the Title Deductible. Seller shall be entitled to offset any amount owed by Seller for breach of the special warranties of title contained in the Assignment and Bill of Sale and the Special Warranty Deed with respect to any Asset by the amount of any Title Benefits with respect to such Asset as to which Seller gives Buyer notice after the Title Claim Date. Buyer shall have no remedy pursuant to the special warranties of title contained in the Assignment and Bill of Sale and the Special Warranty Deed for any matter to the extent Buyer had Knowledge of same as of the Title Claim Date.
11.2    Notice of Title Defects; Defect Adjustments.
(e)    Title Defect Notices. Buyer must deliver, by March 29, 2013, (the “Title Claim Date”), claim notices to Seller meeting the requirements of this Section 11.2(a) (collectively the “Title Defect Notices” and individually a “Title Defect Notice”) setting forth any matters which, in Buyer’s reasonable opinion, constitute Title Defects and which Buyer intends to assert as a Title Defect pursuant to this Section 11.2. For all purposes of this Agreement and notwithstanding anything herein to the contrary (except for the special warranties of title contained in the Assignment and Bill of Sale and the Special Warranty Deed as limited by Section 11.1(c)), Buyer shall be deemed to have waived, and Seller shall have no liability for, any Title Defect that Buyer fails to assert as a Title Defect by a Title Defect Notice received by Seller on or before the Title Claim Date provided, however, that such waiver shall not apply to any matter that prior to the Title Claim Date is not reflected of record in the applicable counties or in the applicable state or federal records or Seller’s records and files made available to Buyer. To be effective, each Title Defect Notice shall be in writing, and shall include (i) a description of the alleged Title Defect and the Asset affected by such Title Defect (each a “Title Defect Property”), (ii) the Allocated Value of each Title Defect Property, (iii) supporting documents reasonably necessary for Seller to verify the existence of such Title Defect, and (iv) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such Title Defect and the computations upon which Buyer’s belief is based. To give Seller an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Seller, on or before the end of each calendar week prior to the Title Claim Date, written notice of all Title Defects discovered by Buyer during the preceding calendar week, which notice may be preliminary in nature and supplemented prior to the Title Claim Date. Buyer shall also promptly furnish Seller with written notice of any Title Benefit which is discovered by any of Buyer’s or any of its Affiliate’s employees, title attorneys, landmen or other title examiners while conducting Buyer’s due diligence with respect to the Assets prior to the Title Claim Date.
(f)    Title Benefit Notices. Seller shall have the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date with respect to each Title Benefit a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit and the Assets affected by the Title Benefit, and (ii) the amount by which Seller reasonably believes the Allocated Value of such Assets is increased by the Title Benefit and the computations upon which Seller’s belief is based.
(g)    Seller’s Right to Cure. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure at any time prior to Closing (the “Cure Period”) any Title Defects of which it has been advised by Buyer.
(h)    Remedies for Title Defects. Subject to Seller’s continuing right to dispute the existence of a Title Defect and/or the Title Defect Amount asserted with respect thereto and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Title Defect timely asserted by Buyer in accordance with Section 11.2(a) is not waived in writing by Buyer or cured on or before Closing, then, subject to the Individual Title Defect Threshold and the Title Deductible, Seller shall, at its sole option, elect to:
(i)    reduce the Purchase Price by the Title Defect Amount determined pursuant to Section 11.2(g) or Section 11.2(j);
(ii)    subject to Buyer’s agreement to accept such indemnification, indemnify Buyer against all Liability resulting from such Title Defect with respect to the Assets pursuant to an indemnity agreement (the “Title Indemnity Agreement”) substantially in the form of Exhibit I;
(iii)    retain the entirety of the Title Defect Property that is subject to such Title Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Title Defect Property and such associated Assets; or
(iv)    if applicable, terminate this Agreement pursuant to Section 14.1(c).
(i)    Remedies for Title Benefits. With respect to each Lease affected by Title Benefits reported under Section 11.2(b), the Purchase Price shall be increased by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Asset caused by such Title Benefits, as determined pursuant to Section 11.2(h).
(j)    Exclusive Remedy. Except for Buyer’s (i) remedies for a breach by Seller of Section 6.1(b)(ii), (ii) rights under the special warranties of title contained in the Assignment and Bill of Sale and the Special Warranty Deed and (iii) rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 11.2(d) shall be the exclusive right and remedy of Buyer with respect to Seller’s failure to have Defensible Title or any other title matter with respect to any Asset.

(k)    Title Defect Amount. The amount by which the Allocated Value of the affected Title Defect Property is reduced as a result of the existence of a Title Defect shall be the “Title Defect Amount” and shall be determined in accordance with the following terms and conditions:
(i)    if Buyer and Seller agree on the Title Defect Amount, then that amount shall be the Title Defect Amount;
(ii)    if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;
(iii)    if the Title Defect represents a discrepancy between (A) Seller’s Net Revenue Interest for any Subject Well and (B) Seller’s Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, then the Title Defect Amount shall be the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable;
(iv)    if the Title Defect represents an obligation, Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Amount shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount shall not be greater than the reasonable cost and expense of curing such Title Defect;
(v)    the Title Defect Amount with respect to a Title Defect Property shall be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and
(vi)    notwithstanding anything to the contrary in this Article XI, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property shall not exceed the Allocated Value of the Title Defect Property.
(l)    Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit shall be determined in accordance with the following methodology, terms and conditions:
(i)    if Buyer and Seller agree on the Title Benefit Amount, then that amount shall be the Title Benefit Amount;
(ii)    if the Title Benefit represents a discrepancy between (A) Seller’s Net Revenue Interest for any Subject Well and (B) Seller’s Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable, then the Title Benefit Amount shall be the product of the Allocated

Value of the affected Subject Well multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth in Exhibit A-1 or Exhibit A-2, as applicable; and
(iii)    if the Title Benefit is of a type not described above, then the Title Benefit Amounts shall be determined by taking into account the Allocated Value of the Asset affected by such Title Benefit, the portion of such Asset affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Asset, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.
(m)    Title Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Title Defect for which the Title Defect Amount does not exceed $50,000 (“Individual Title Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Title Defect that exceeds the Individual Title Defect Threshold unless (A) the sum of the Title Defect Amounts of all such Title Defects that exceed the Individual Title Defect Threshold, in the aggregate, excluding any Title Defects cured by Seller, exceeds (B) the Title Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Title Defects in excess of such Title Deductible.
(n)    Title Dispute Resolution. Seller and Buyer shall attempt to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Title Defect Amounts and Title Benefit Amounts in dispute shall be exclusively and finally resolved pursuant to this Section 11.2(j). There shall be a single arbitrator, who shall be a title attorney with at least 10 years experience in oil and gas titles involving properties in the regional area in which the Title Defect Properties are located, as selected by mutual agreement of Buyer and Seller within 15 days after the end of the Cure Period (the “Title Arbitrator”). In the event the Parties are unable to mutually agree upon the Title Arbitrator within such time period, then each Party will nominate a candidate to be the Title Arbitrator, and such candidates so nominated by the Parties shall together determine the Title Arbitrator. The arbitration proceeding shall be held in Houston, Texas. The Title Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Title Arbitrator shall be bound by the rules set forth in Section 11.2(g) and Section 11.2(h) and, subject to the foregoing, may consider such other matters as in the opinion of the Title Arbitrator are necessary to make a proper determination. The Title Arbitrator, however, may not award the Buyer a greater Title Defect Amount than the Title Defect Amount claimed by Buyer in its applicable Title Defect Notice. The Title Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Title Defect, Title Benefit, Title Defect Amounts and/or Title Benefit Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Title Arbitrator. To the extent that the award of the Title Arbitrator with respect to any Title Defect Amount or Title Benefit Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.4 or Section 3.5, then within 10 days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount or a Title Benefit Amount and subject to Section 11.2(i), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Title Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Title Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Purchase Price shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.6 or this Section 11.2.
11.3    Casualty Loss.
(a)    Notwithstanding anything herein to the contrary from and after the Effective Time, if Closing occurs, Buyer shall assume all risk of loss with respect to production of Hydrocarbons through normal depletion (including watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear, in each case, with respect to the Assets.
(b)    If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty, Buyer shall nevertheless be required to close and Seller, at the Closing, shall pay to Buyer all sums paid to Seller by Third Parties by reason of such casualty insofar as with respect to the Assets and shall assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against Third Parties (excluding any Liabilities, other than insurance claims, of or against any Seller Indemnified Parties) arising out of such casualty insofar as with respect to the Assets; provided, however, that Seller shall reserve and retain (and Buyer shall assign to Seller) all rights, title, interests and claims against Third Parties for the recovery of Seller’s costs and expenses incurred prior to the Closing in pursuing or asserting any such insurance claims or other rights against Third Parties.
11.4    Preferential Purchase Rights and Consents to Assign.
(a)    With respect to each preferential purchase right, right of first refusal or similar right (each, a “Preferential Purchase Right”) pertaining to an Asset and the transactions contemplated hereby set forth in Schedule 11.4, Seller, prior to the Closing, shall send to the holder of each such Preferential Purchase Right a notice, in material compliance with the contractual provisions applicable to such right. In addition, prior to the Closing, Seller shall send to each holder of a right to consent to assignment pertaining to the Assets and the transactions contemplated hereby set forth in Schedule 4.4 a notice seeking such holder’s consent to the transactions contemplated hereby.
(b)    If, prior to the Closing, any holder of a Preferential Purchase Right notifies Seller that it intends to consummate the purchase of the Asset to which its Preferential Purchase Right applies or if the time for exercising such Preferential Purchase Right has not expired, then that Asset shall be excluded from the Assets to be acquired by Buyer to the extent of the interest affected by the Preferential Purchase Right, and the Purchase Price shall be reduced by the Allocated

Value of the relevant Asset. Seller shall be entitled to all proceeds paid by a Person exercising a Preferential Purchase Right prior to the Closing. If such holder of such Preferential Purchase Right thereafter fails to consummate the purchase of the Asset covered by such Preferential Purchase Right on or before 60 days following the Closing Date or the time for exercising such Preferential Purchase Right expires without exercise by the holders thereof, then Seller shall so notify Buyer, and Buyer shall purchase, on or before 10 days following receipt of such notice and subject to Buyer’s satisfaction that such Preferential Purchase Right has been waived or the time for exercising such right has expired, such Asset from Seller, under the terms of this Agreement for a price equal to the portion of the Purchase Price previously allocated to it.
(c)    All Assets for which any Preferential Purchase Right has been waived or as to which the period to exercise such right has expired prior to the Closing shall (in each case) be sold (directly or indirectly) to Buyer at the Closing pursuant to the provisions of this Agreement.
(d)    If (i) Seller fails to obtain a required consent set forth in Schedule 4.4 prior to the Closing and the failure to obtain such consent would cause (A) the assignment (directly or indirectly, as applicable) of the Assets affected thereby to Buyer to be void or (B) the termination of a Lease or Right-of-Way under the express terms thereof or (ii) a consent requested by Seller is denied in writing, then, in each case, that portion of such Asset shall be excluded from the Assets to be acquired by Buyer and the Purchase Price shall be reduced by the Allocated Value of that portion of such Assets. In the event that a required consent (with respect to an Asset excluded pursuant to this Section 11.4(d)) that was not obtained prior to Closing is obtained within 60 days following Closing, then, within 10 days after such consent is obtained, Buyer shall purchase such portion of such Asset that was so excluded and pay to Seller the amount by which the Purchase Price was reduced with respect to such portion of such Asset, and Seller shall assign to Buyer such portion of such Asset pursuant to an assignment in form substantially similar to the Assignment and Bill of Sale.
(e)    If (i) Seller fails to obtain a required consent necessary for the transfer of an Asset, whether set forth in Schedule 4.4 or otherwise, prior to the Closing and the failure to obtain such consent would not cause (A) the assignment of the Asset affected thereby to Buyer to be void or (B) the termination of a Lease or Right-of-Way under the express terms thereof and (ii) a consent requested by Seller is not denied in writing, then the portion of the Asset subject to such failed consent shall be acquired by Buyer at Closing as part of the Assets and Buyer shall have no claim against, and Seller shall have no Liability for, the failure to obtain such consent.
(f)    Prior to Closing, Seller and Buyer shall use their commercially reasonable efforts to obtain all Consents listed on Schedule 4.4; provided, however, that neither Party shall be required to incur any Liability or pay any money in order to obtain any such Consent. Subject to the foregoing, Buyer hereby agrees to provide Seller with any information or documentation that may be reasonably requested by Seller and/or the Third Party holders of such Consents in order to facilitate the process of obtaining such Consents.
ARTICLE XII
ENVIRONMENTAL MATTERS

12.1    Notice of Environmental Defects.
(o)    Environmental Defect Notices. If Buyer discovers any Environmental Condition which, in its reasonable opinion, it believes constitutes an Environmental Defect, Buyer shall promptly notify Seller within 3 Business Days of such discovery and, in any event, by March 29, 2013 (the “Environmental Claim Date”). To be effective, notice of an Environmental Defect (an “Environmental Defect Notice”) shall be in writing and shall include (i) a description of the Environmental Condition constituting the alleged Environmental Defect(s), including the GPS coordinates of such Environmental Condition (when available), (ii) the Asset(s) (or portions thereof) affected by the asserted Environmental Defect (each, an “Environmental Defect Property”), (iii) documentation, including any physical measurements or, to the extent permitted by Seller under Section 10.1, lab analyses or photographs, sufficient for Seller to verify the existence of the asserted Environmental Defect(s), (iv) the Allocated Value of each Environmental Defect Property, (v) the Remediation Amount (itemized in reasonable detail) that Buyer asserts is attributable to such Environmental Defect and the computations and information upon which Buyer’s belief is based, and (iv) the specific Environmental Law (and date promulgated) that has been violated by the asserted Environmental Defect. Buyer’s calculation of the Remediation Amount included in the Environmental Defect Notice must describe in reasonable detail the Remediation proposed for the Environmental Condition that gives rise to the asserted Environmental Defect and identify all assumptions used by the Buyer in calculating the Remediation Amount, including the standards that Buyer asserts must be met to comply with Environmental Laws. For all purposes of this Agreement but subject to Buyer’s remedy for a breach of Seller’s representation contained in Section 4.13, Buyer shall be deemed to have waived, and Seller shall have no liability for, any Environmental Defect which Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Environmental Claim Date. Seller shall have the right, but not the obligation, to cure any asserted Environmental Defect on or before Closing.
(p)    Remedies for Environmental Defects. Subject to Seller’s continuing right to dispute the existence of an Environmental Defect and/or the Remediation Amount asserted with respect thereto, and subject to the rights of the Parties pursuant to Section 14.1(c), in the event that any Environmental Defect timely asserted by Buyer in accordance with Section 12.1(a) is not waived in writing by Buyer or cured on or before Closing, then, subject to the Individual Environmental Defect Threshold and the Environmental Deductible, Seller shall, at its sole option, elect to:
(i)    reduce the Purchase Price by the Remediation Amount;
(ii)    assume responsibility for the Remediation of such Environmental Defect;
(iii)    retain the entirety of the Environmental Defect Property that is subject to such Environmental Defect, together with all associated Assets, in which event the Purchase Price shall be reduced by an amount equal to the Allocated Value of such Environmental Defect Property and such associated Assets;
(iv)    subject to Buyer’s right to agree to accept such indemnity, indemnify Buyer against all Liability resulting from such Environmental Defect with respect to the

Environmental Defect Property pursuant to an indemnity agreement (the “Environmental Indemnity Agreement”) substantially in the form of Exhibit J; or
(v)    if applicable, terminate this Agreement pursuant to Section 14.1(c).
If Seller elects the option set forth in clause (i) above, if Closing occurs, Buyer shall be deemed to have assumed responsibility for all of the costs and expenses attributable to the Remediation of the Environmental Condition attributable to such Environmental Defect and all of all Liabilities with respect thereto and such responsibility of Buyer shall be deemed to constitute part of the Assumed Obligations hereunder. If Seller elects the option set forth in clause (ii) above, Seller shall use reasonable efforts to implement such Remediation in a manner which is consistent with the requirements of Environmental Laws in a timely fashion for the type of Remediation that Seller elects to undertake and Buyer, effective as of the Closing, grants to Seller and its representatives, access to the to conduct such Remediation. Seller will be deemed to have adequately completed the Remediation required in the immediately preceding sentence (A) upon receipt of a certificate or approval from the applicable Governmental Authority that the Remediation has been implemented to the extent necessary to comply with existing Laws or (B) upon receipt of a certificate from a licensed professional engineer that the Remediation has been implemented to the extent necessary to comply with existing Laws. Notwithstanding anything to the contrary in this Article XII, the aggregate Remediation Amounts attributable to the effects of all Environmental Defects upon any Environmental Defect Property shall not exceed the Allocated Value of the Environmental Defect Property.
(q)    Exclusive Remedy. Except for Buyer’s remedy for a breach of Seller’s representation contained in Section 4.13 and Buyer’s rights to terminate this Agreement pursuant to Section 14.1(c), the provisions set forth in Section 12.1(b) shall be the exclusive right and remedy of Buyer with respect to any Environmental Defect or other environmental matter with respect to any Asset.
(r)    Environmental Deductibles. Notwithstanding anything to the contrary, (i) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any individual Environmental Defect for which the Remediation Amount does not exceed $75,000 (“Individual Environmental Defect Threshold”); and (ii) in no event shall there be any adjustments to the Purchase Price or other remedies provided by Seller for any Environmental Defect for which the Remediation Amount exceeds the Individual Environmental Defect Threshold unless (A) the sum of the Remediation Amounts of all such Environmental Defects that exceed the Individual Environmental Defect Threshold, in the aggregate, excluding any Environmental Defects cured by Seller, exceeds (B) the Environmental Deductible, after which point Buyer shall be entitled to adjustments to the Purchase Price or other remedies only with respect to such Environmental Defects in excess of such Environmental Deductible.
(s)    Environmental Dispute Resolution. Seller and Buyer shall attempt to agree on all Environmental Defects and Remediation Amounts prior to Closing. If Seller and Buyer are unable to agree by Closing, the Environmental Defects and/or Remediation Amounts in dispute shall be exclusively and finally resolved by arbitration pursuant to this Section 12.1(e). There shall be a single arbitrator, who shall be an environmental attorney with at least 10 years experience in environmental matters involving oil and gas producing properties in the regional area in which the affected Assets are located, as selected by mutual agreement of Buyer and Seller within 15 days after the Closing Date (the “Environmental Arbitrator”). In the event the Parties are unable to mutually agree upon the Environmental Arbitrator within such time period, then each Party will nominate a candidate to be the Environmental Arbitrator, and such candidates so nominated by the Parties shall together determine the Environmental Arbitrator. The arbitration proceeding shall be held in Houston, Texas. The Environmental Arbitrator’s determination shall be made within 20 days after submission of the matters in dispute and shall be final and binding upon both Parties, without right of appeal. In making his determination, the Environmental Arbitrator shall be bound by the rules set forth in this Section 12.1 and, subject to the foregoing, may consider such other matters as in the opinion of the Environmental Arbitrator are necessary or helpful to make a proper determination. The Environmental Arbitrator, however, may not award Buyer its share of any greater Remediation Amount than the Remediation Amount claimed by Buyer in its applicable Environmental Defect Notice. The Environmental Arbitrator shall act as an expert for the limited purpose of determining the specific disputed Environmental Defects and/or Remediation Amounts submitted by either Party and may not award damages, interest or penalties to either Party with respect to any matter. Seller and Buyer shall each bear its own legal fees and other costs of presenting its case. Each of Seller and Buyer shall bear one-half of the costs and expenses of the Environmental Arbitrator. To the extent that the award of the Environmental Arbitrator with respect to any Remediation Amount is not taken into account as an adjustment to the Purchase Price pursuant to Section 3.4 or Section 3.5, then within 10 days after the Environmental Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Remediation Amount, and subject to Section 12.1(d), (i) Buyer shall pay to Seller the amount, if any, so awarded by the Environmental Arbitrator to Seller and (ii) Seller shall pay to Buyer the amount, if any, so awarded by the Environmental Arbitrator to Buyer. Nothing herein shall operate to cause the Closing to be delayed on account of any arbitration hereunder and to the extent any adjustments are not agreed upon by the Parties as of the Closing, the Purchase Price shall not be adjusted therefor as of the Closing and subsequent adjustments thereto, if any, will be made pursuant to Section 3.6 or this Section 12.1.
12.2    NORM, Wastes and Other Substances. Buyer acknowledges that the Assets have been used for exploration, development, production, gathering and transportation of oil and gas and there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, NORM or other Hazardous Substances. NORM may affix or attach itself to the inside of wells, pipelines, materials and equipment as scale, or in other forms. The wells, materials and equipment located on the Assets or included in the Assets may contain NORM and other wastes or Hazardous Substances. NORM containing material and/or other wastes or Hazardous Substances may have come in contact with various environmental media, including, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other Hazardous Substances from the Assets. For the avoidance of doubt, no Environmental Condition involving NORM shall constitute the basis of an Environmental Defect unless such NORM results in measured radioactivity in excess of a level of 50 µR/hr (50 micro roentgen per hour) and more than 30 piC/gram for Radium 226 and Radium 228.

ARTICLE XIII
ASSUMPTION; INDEMNIFICATION; SURVIVAL
13.1    Assumption by Buyer. Without limiting Buyer’s rights to indemnity under this Article XIII and Buyer’s rights under any Title Indemnity Agreement or Environmental Indemnity Agreement, from and after the Closing, if Closing occurs, Buyer assumes and hereby agrees to fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid and discharged) all obligations and Liabilities, known or unknown, with respect to the Assets regardless of whether such obligations or Liabilities arose prior to, on or after the Effective Time, including obligations and Liabilities relating in any manner to the use, ownership or operation of the Assets, including obligations to (a) furnish makeup gas and/or settle Imbalances according to the terms of applicable gas sales, processing, gathering or transportation Contracts, (b) pay Working Interests, royalties, overriding royalties and other interests, owners’ revenues or proceeds attributable to sales of Hydrocarbons, including those held in suspense (including those amounts for which the Purchase Price was adjusted pursuant to Section 3.3(b)(vii)), (c) properly plug and abandon any and all wells and pipelines, including Future Wells, inactive wells or temporarily abandoned wells, drilled on the Assets, (d) to replug any well, wellbore or previously plugged Well on the Assets to the extent required or necessary, (e) dismantle or decommission and remove any Personal Property and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Assets, (f) clean up and/or remediate the Assets in accordance with applicable Contracts and Laws, and (g) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases and the Applicable Contracts, or as required by Laws (all of said obligations and Liabilities, subject to the exclusions below, herein being referred to as the “Assumed Obligations”); provided, Buyer does not assume any obligations or Liabilities of Seller to the extent that they are Seller Retained Obligations pursuant to Section 13.2.

13.2    Indemnities of Seller. Effective as of the Closing, subject to the limitations set forth in Section 13.4 and Section 13.8 or otherwise in this Agreement, Seller shall be responsible for, shall pay on a current basis and hereby defends, indemnifies and holds harmless Buyer and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) from and against any and all Liabilities, arising from, based upon, related to or associated with the following (the “Seller Retained Obligations”):
(g)    any breach by Seller of any of its representations or warranties contained in Article IV (provided that, all “Material Adverse Effect” qualifications and other materiality qualifications and similar qualifications contained in such representations and warranties shall be disregarded for purposes of calculating the amount of the indemnification obligations under this Section 13.2);
(h)    any breach by Seller of any of its covenants or agreements under this Agreement to be performed prior to Closing;

(i)    any breach by Seller of any of its covenants or agreements under this Agreement to be performed after the Closing;
(j)    (i) any act or omission by Seller involving or relating to the Excluded Assets occurring prior to the Closing, or (ii) the actions, suits or proceedings, if any, set forth in Schedule 13.1, except insofar and only insofar as they are attributable or relate to the ownership or operation of the Assets, or production therefrom, for periods after the Effective Time;
(k)    any Income Tax Liability or Franchise Tax Liability of Seller;
(l)    any obligations to Seller’s employees and officers, except Operating Expenses attributable to the period from and after the Effective Time, or any obligations under employment contracts or retention, severance, termination, separation or incentive compensation with respect to Seller’s employees or officers, in each case, to the extent attributable to the period of time prior to the Closing Date;
(m)    any personal injury or death relating to the ownership, use or operation of the Assets that occurs prior to the Closing Date; or
(n)     attributable to periods prior to the Effective Time in regard to (I) furnishing makeup natural gas and/or settling Imbalances attributable to the Assets according to the terms of applicable natural gas sales, processing, gathering or transportation contracts, to extent not determined and settled as provided in this Agreement, (II) paying Working Interests, royalties, overriding royalties, and other interests, owners’ revenues or proceeds attributable to sales of Hydrocarbons, (III) paying Taxes with respect to the Assets and Hydrocarbons produced therefrom; provided, however that all of the Seller Retained Obligations under this clause (h) shall be deemed to automatically expire at the end of the Survival Period and, at and after such time, Buyer shall indemnify Seller for the Seller Retained Obligations contemplated by this clause (h) as if they were Assumed Obligations; except that, to the extent that any claims for indemnification have been asserted in accordance with this Agreement prior to the expiration of the Survival Period with respect to Seller Retained Obligations contemplated by this clause (h), then such asserted claims for indemnification shall continue to survive against Seller after the expiration of the Survival Period until such asserted claims for indemnification are resolved in accordance with the terms of this Agreement.
13.3    Indemnities of Buyer. Effective as of the Closing, Buyer and its successors and assigns shall assume, be responsible for, shall pay on a current basis and hereby defends, indemnifies, holds harmless and forever releases Seller and its Affiliates, and all of its and their respective equityholders, partners, members, directors, officers, managers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) from and against any and all Liabilities arising from, based upon, related to or associated with:
(a)    any breach by Buyer of any of its representations or warranties contained in Article V;

(b)    any breach by Buyer of any of its covenants or agreements under this Agreement;
(c)    the Assumed Obligations.
13.4    Limitation on Liability.
(a)    Seller shall not have any liability for any indemnification under Section 13.2(a) or (b) of this Agreement (i) for any individual Liability unless the amount with respect to such Liability exceeds $150,000, and (ii) until and unless the aggregate amount of all Liabilities for which Claim Notices are delivered by Buyer under this Agreement exceeds $3.0 million (the “Indemnity Deductible”) and then only to the extent such Liabilities exceed the Indemnity Deductible; provided that the adjustments to the Purchase Price under Section 3.5 and any payments in respect thereof shall not be limited by this Section 13.4(a).
(b)    Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to indemnify Buyer for aggregate Liabilities in excess of 10% of the Purchase Price, other than Liabilities resulting in adjustments to the Purchase Price under this Agreement.
(c)    Notwithstanding the use of “Seller” to refer collectively to RTP and RONM or anything else to the contrary contained in this Agreement, RTP and RONM’s liability with respect to any breach of its respective representations and warranties under this Agreement, if any, pursuant to this Article 13 or otherwise, shall be several and not joint.
13.5    Express Negligence. THE DEFENSE, INDEMNIFICATION, HOLD HARMLESS, RELEASE AND ASSUMED OBLIGATIONS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, LOSSES, COSTS, EXPENSES AND DAMAGES IN QUESTION AROSE OR RESULTED SOLELY OR IN PART FROM THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF OR BY ANY INDEMNIFIED PARTY. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.
13.6    Exclusive Remedy. Notwithstanding anything to the contrary contained in this Agreement, from and after the Closing, Section 10.1(d), Section 13.2 and Section 13.3 contain the Parties’ exclusive remedy against each other with respect to the transactions contemplated hereby and the sale of the Assets, including breaches of the representations, warranties, covenants and agreements of the Parties contained in this Agreement or in any document delivered pursuant to this Agreement. Except for the remedies specified in Section 13.2, effective as of Closing, Buyer, on its own behalf and on behalf of its Affiliates, hereby releases, remises and forever discharges Seller and its Affiliates and all such Parties’ equityholders, partners, members, directors, officers, employees, agents and representatives from any and all suits, legal or administrative proceedings, claims, demands, damages, losses, costs, Liabilities, interest or causes of action whatsoever, in Law or in equity, known or unknown, which Buyer or its Affiliates might now or subsequently may have, based on, relating to or arising out of the ownership, use or operation of any of the Assets prior to the Closing or the condition, quality, status or nature of any of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common Law rights of contribution and rights under insurance maintained by Seller or any of its Affiliates, except as provided in this Agreement.
13.7    Indemnification Procedures. All claims for indemnification under Section 10.1(d), Section 13.2 and Section 13.3 shall be asserted and resolved as follows:
(a)    For purposes of Section 10.1(d) and this Article XIII, the term “Indemnifying Party” when used in connection with particular Liabilities shall mean the Party or Parties having an obligation to indemnify another Party or Parties with respect to such Liabilities pursuant to Section 10.1(d) or this Article XIII, and the term “Indemnified Party” when used in connection with particular Liabilities shall mean the Party or Parties having the right to be indemnified with respect to such Liabilities by another Party or Parties pursuant to Section 10.1(d) or this Article XIII.
(b)    To make claim for indemnification under Section 10.1(d), Section 13.2 or Section 13.3, an Indemnified Party shall notify the Indemnifying Party of its claim under this Section 13.7, including the specific details of and specific basis under this Agreement for its claim (the “Claim Notice”). In the event that the claim for indemnification is based upon a claim by a Third Party against the Indemnified Party (a “Claim”), the Indemnified Party shall provide its Claim Notice promptly after the Indemnified Party has actual knowledge of the Claim and shall enclose a copy of all papers (if any) served with respect to the Claim; provided that the failure of any Indemnified Party to give notice of a Claim as provided in this Section 13.7 shall not relieve the Indemnifying Party of its obligations under Section 10.1(d), Section 13.2 or Section 13.3 (as applicable) except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively defend against the Claim or otherwise materially prejudices the Indemnifying Party's ability to defend against the Claim. In the event that the claim for indemnification is based upon an inaccuracy or breach of a representation, warranty, covenant or agreement, the Claim Notice shall specify the representation, warranty, covenant or agreement that was inaccurate or breached.
(c)    In the case of a claim for indemnification based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to notify the Indemnified Party whether it admits or denies its liability to defend the Indemnified Party against such Claim at the sole cost and expense of the Indemnifying Party. The Indemnified Party is authorized, prior to and during such 30 day period, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party.
(d)    If the Indemnifying Party admits its liability, it shall have the right and obligation to diligently defend, at its sole cost and expense, the Claim. The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate in contesting any Claim which the Indemnifying Party elects to contest. The Indemnified Party may participate in, but not control, any defense or settlement of any Claim controlled by the Indemnifying Party pursuant to this Section 13.7(d). An Indemnifying Party shall not, without the written consent of the Indemnified Party, (i) settle any Claim or consent to the entry of any judgment with respect thereto which does not include an unconditional written release of the Indemnified Party from all liability in respect of such Claim or (ii) settle any Claim or consent to the entry of any judgment with respect thereto in any manner that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity).
(e)    If the Indemnifying Party does not admit its liability or admits its liability but fails to diligently prosecute or settle the Claim, then the Indemnified Party shall have the right to defend against the Claim at the sole cost and expense of the Indemnifying Party, with counsel of the Indemnified Party’s choosing, subject to the right of the Indemnifying Party to admit its liability and assume the defense of the Claim at any time prior to settlement or final determination thereof. If the Indemnifying Party has not yet admitted its liability for a Claim, the Indemnified Party shall send written notice to the Indemnifying Party of any proposed settlement and the Indemnifying Party shall have the option for 10 days following receipt of such notice to (i) admit in writing its liability for the Claim and (ii) if liability is so admitted, reject, in its reasonable judgment, the proposed settlement.
(f)    In the case of a claim for indemnification not based upon a Claim, the Indemnifying Party shall have 30 days from its receipt of the Claim Notice to (i) cure the Liabilities complained of, (ii) admit its liability for such Liability or (iii) dispute the claim for such Liabilities. If the Indemnifying Party does not notify the Indemnified Party within such 30 day period that it has cured the Liabilities or that it disputes the claim for such Liabilities, the amount of such Liabilities shall conclusively be deemed a liability of the Indemnifying Party hereunder.
(g)    An Indemnified Party shall use reasonable commercial efforts to pursue, and to cause its Affiliates to pursue, all insurance claims to which it may be entitled in connection with any Liabilities for which a claim for indemnification is made, and the Parties shall cooperate with each other in pursuing insurance claims with respect to any such Liabilities or any indemnification obligations from Third Parties with respect to any such Liabilities. The Indemnifying Party is authorized by the Indemnified Party to give direction to the insurer under any insurance policy with respect to the defense of any action, suit, proceeding or claim relating to any liability giving rise to a claim for indemnification. If the Indemnifying Party makes any payment on any Third Party Claim, the Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Third Party Claim. The Parties acknowledge and agree that (i) the obligations of the Indemnified Party set forth in this Section with respect to any Liabilities for which a claim for indemnification has been made shall be contingent on the Indemnified Party receiving a written statement from the Indemnifying Party whereby the Indemnifying Party admits its liability for such Liability and (ii) neither Party shall be required to maintain any particular insurance coverage following the Closing.
13.8    Survival.
(a)    The representations and warranties of the Parties in Article IV and Article V (other than the representations and warranties in Sections 4.1, 4.2, 4.14, 4.15, 4.16, 5.1, 5.2, 5.8, 5.9, 5.10 and 5.11) and the covenants and agreements of the Parties in Sections 6.1 and 9.4 shall survive the Closing for a period of 12 months following the Closing Date (“Survival Period”). Subject to the foregoing and as set forth in Section 13.8(b), the remainder of this Agreement (including Sections 4.15, 4.16, 5.8, 5.9, 5.10, 5.11 and 6.8) shall survive the Closing without time limit. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date.
(b)    The indemnities in Sections 13.2(a), 13.2(b), 13.3(a) and 13.3(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification, except in each case as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Party on or before such termination date.
13.9    Waiver of Right to Rescission. Seller and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the transactions contemplated by this Agreement. As the payment of money shall be adequate compensation, following the Closing, Buyer and Seller waive any right to rescind this Agreement or any of the transactions contemplated hereby.
13.10    Insurance, Taxes. The amount of any Liabilities for which any of the Indemnified Parties is entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding (a) Tax benefit created or generated or (b) insurance proceeds realized or that could reasonably be expected to be realized by such Party if a claim were properly pursued under the relevant insurance arrangements.
13.11    Non-Compensatory Damages. None of the Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, or their respective Affiliates, any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Parties, and Seller, on behalf of each of the Seller Indemnified Parties, waive any right to recover any special, indirect, consequential, punitive, exemplary, remote or speculative damages, including damages for lost profits of any kind, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.
13.12    Cooperation by Buyer ‑ Retained Litigation. Buyer agrees to use reasonable efforts to cooperate with Seller in connection with Seller’s defense and other actions relating to or arising out of the litigation and claims set forth in Schedule 13.1. Buyer agrees to make available Buyer’s employees engaged in the operation of the Assets for the purposes of providing testimony, depositions, information and other related activities relating to such litigation and claims.
ARTICLE XIV
TERMINATION, DEFAULT AND REMEDIES
14.1    Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to the Closing:
(o)    by Seller, at Seller’s option, if any of the conditions set forth in Article VIII have not been satisfied on or before the Closing Date and, following written notice thereof from Seller to Buyer specifying the reason such condition is unsatisfied (including any breach by Buyer of this Agreement), such condition remain unsatisfied for a period of 10 Business Days after Buyer’s receipt of written notice thereof from Seller;
(p)    by Buyer, at Buyer’s option, if any of the conditions set forth in Article VII have not been satisfied on or before the Closing Date and, following written notice thereof from Buyer to Seller specifying the reason such condition is unsatisfied (including any breach by Seller of this Agreement), such condition remain unsatisfied for a period of 10 Business Days after Seller’s receipt of written notice thereof from Buyer;
(q)    by Buyer if the condition set forth in Section 7.4 has not been satisfied on or before the Closing Date or by Seller if the condition set forth in Section 8.4 is not satisfied on or before the Closing Date; or
(r)    by Seller or Buyer if the Closing shall not have occurred on or before June 1, 2013;
provided, however, that no Party shall have the right to terminate this Agreement pursuant to clause (a), (b) or (d) above if such Party or its Affiliates are at such time in material breach of any provision of this Agreement.
14.2    Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 14.1, then, except as provided in Section 3.2 and except for the provisions of Sections 1.1, 10.1(d) through (g), 10.2, 10.3, 13.11, this Section 14.2, Section 14.3 and Article XV (other than Sections 15.2(b), 15.7 and 15.8), this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder except and to the extent such termination results from the willful breach by a Party of any of its covenants or agreements hereunder; provided that if Seller is entitled to retain the Deposit as liquidated damages pursuant to Section 3.2, then such retention shall constitute full and complete satisfaction of any and all damages Seller may have against Buyer. Notwithstanding anything contained in this Agreement to the contrary, the retention of the Deposit as provided in the previous sentence shall be the sole remedy of Seller for Buyer’s breach of this Agreement or failure or refusal to close, and Seller expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Buyer’s breach of this Agreement or failure or refusal to close.

14.3    Return of Documentation and Confidentiality. Upon termination of this Agreement, Buyer shall return to Seller all title, engineering, geological and geophysical data, environmental assessments and/or reports, maps, documents and other information furnished by Seller to Buyer or prepared by or on behalf of Buyer in connection with its due diligence investigation of the Assets and an officer of Buyer shall certify same to Seller in writing.
ARTICLE XV
MISCELLANEOUS
15.1    Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Seller or Buyer and their respective counsel have received a complete set of Exhibits and Schedules prior to and as of the execution of this Agreement.
15.2    Expenses and Taxes.
(d)    Except as otherwise specifically provided, all fees, costs and expenses incurred by Seller or Buyer in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Person incurring the same, including, legal and accounting fees, costs and expenses.
(e)    All required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments (including the Assignment and Bill of Sale and the Special Warranty Deed), conveyances or other instruments required to convey title to the Assets to Buyer shall be borne by Buyer. RTP or RONM, as applicable, shall assume responsibility for, and shall bear and pay, all Income Tax Liability incurred or imposed on RTP and/or RONM or its Affiliates with respect to the ownership of the Assets through the Closing Date and the transactions described in this Agreement. Buyer shall assume responsibility for, and shall bear and pay, all state sales and use Taxes and transfer and similar Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions described in this Agreement (the “Transfer Taxes”). RTP or RONM, as applicable, shall assume responsibility for, and shall bear and pay, all Property Taxes assessed with respect to the ownership and operation of the Assets for (i) any period ending prior to the Effective Time, and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Property Taxes with respect to the ownership or operation of the Assets arising on or after the Effective Time (including all Straddle Period Property Taxes not apportioned to RTP or RONM, as applicable) shall be allocated to and borne by Buyer. Upon determination of the actual amount of Property Taxes , payments will be made to the extent necessary to cause the appropriate Party, to bear the Property Taxes allocable to such Person under this Section 15.2(b). For purposes of allocation between the Parties of Property Taxes that are payable with respect to Straddle Periods, the portion of any such Taxes that are attributable to the portion of the Straddle Period that ends immediately prior to the Effective Time shall (i) in the case of Taxes that are based upon or related to income or receipts or imposed on a transactional basis, be deemed equal to the amount that would be payable if the Tax year or period ended immediately prior to the Effective Time, and (ii) in the case of other Taxes, be allocated pro rata per day between the period immediately prior to the Effective Time and the period beginning on the Effective Time. For purposes of clause (i) of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the period ending immediately prior to the Effective Time and the period beginning on the Effective Time.
(f)    Seller shall timely file any return with respect to Property Taxes due on or before the Closing Date or that otherwise relates solely to periods before the Closing Date (a “Pre-Closing Tax Return”) and shall pay any Property Taxes shown due and owing on such Pre-Closing Property Tax Return, subject to Seller’s right of reimbursement for any Property Taxes for which Buyer is responsible under Section 15.2(b). Within 15 days prior to filing, Seller shall deliver to Buyer a draft of any such Pre-Closing Tax Return for Buyer’s review and approval (which approval will not be unreasonably withheld or delayed).
15.3    Assignment. This Agreement may not be assigned by Buyer without the prior written consent of Seller. In the event Seller consent to any such assignment, such assignment shall not relieve Buyer of any obligations and responsibilities hereunder. Any assignment or other transfer by Buyer or its successors and assigns of any of the Assets shall not relieve Buyer or its successors or assigns of any of their obligations (including indemnity obligations) hereunder, as to the Assets so assigned or transferred.
15.4    Preparation of Agreement. Seller, Buyer and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
15.5    Publicity.
(h)    Buyer shall not make or issue any press release or other public announcements concerning the transactions contemplated by this Agreement without the prior consent of Seller, which consent shall not be unreasonably withheld; provided, however, that Seller has the right to prohibit Buyer from identifying Seller or its Affiliates by name or stock exchange symbol in the Buyer’s press release or other statement, which right may be exercised in Seller’s sole and absolute discretion. If Buyer desires to make a public announcement, it shall first give Seller twenty-four (24) hours written notification of its desire to make such a public announcement. The written notification shall include (i) a request for consent to make the announcement, and (ii) a written draft of the text of such public announcement.
(i)    If Seller desires to make a public announcement, it shall give Buyer prior notification of its intention to make such a public announcement along with a draft of any such announcement and said announcement shall not be made without the prior consent of Buyer, which consent shall not be unreasonably be withheld, conditioned or delayed.
(j)    Nothing in this Section 15.5 shall prohibit any Party from issuing or making a public announcement or statement if such Party deems it necessary to do so in order to comply with any applicable Law or the rules of any stock exchange upon which the Party’s or a Party’s Affiliate’s capital stock is traded; provided, however, that to the extent possible, prior written notification shall be given to the other Parties prior to any such announcement or statement.

15.6    Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by bonded overnight courier, or mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, or sent by facsimile transmission (provided any such facsimile transmission is confirmed either orally or by written confirmation), addressed to RTP, RONM or Buyer, as appropriate, at the address for such Person shown below or at such other address as RTP, RONM or Buyer shall have theretofore designated by written notice delivered to the other parties hereto:
If to Seller:
Range Texas Production, LLC
Range Operating New Mexico, LLC
100 Throckmorton Street
Suite 1200
Fort Worth, Texas 76102
Attention: Chad Stephens
Fax: 817-869-9129
cstephens@rangeresources.com

If to Buyer:
Vanguard Permian, LLC
5847 San Felipe, Ste. 3000
Houston, Texas 77057
Attention: Mark Carnes/Scott W. Smith
Fax: 832-327-2260
swsmith@vnrllc.com
mcarnes@vnrllc.com

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by facsimile transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). RTP, RONM or Buyer may change the address and facsimile numbers to which such communications are to be addressed by giving written notice to the other parties hereto in the manner provided in this Section 15.6.
15.7    Further Cooperation. After the Closing, Seller and Buyer shall execute and deliver, or shall cause to be executed and delivered, from time to time such further instruments of conveyance and transfer, and shall take such other actions as Seller or Buyer may reasonably request, to convey and deliver the Assets to Buyer, to perfect Buyer’s title thereto and to accomplish the orderly transfer of the Assets to Buyer in the manner contemplated by this Agreement. If any Party receives monies belonging to the other Party, such amount shall immediately be paid over to the proper Party. If an invoice or other evidence of an obligation is received by a Party and such obligation is partially an obligation of both Seller and Buyer, then the Parties shall consult with each other and each Party shall promptly pay its portion of such obligation to the obligee.
15.8    Filings, Notices and Certain Governmental Approvals. Promptly after the Closing Buyer shall (a) record all assignments of state Leases executed at the Closing in the records of the applicable Governmental Authority, (b) if applicable, send notices to vendors supplying goods and services for the Assets and to the operator of such Assets of the assignment of such Assets to Buyer, (c) actively pursue the Customary Post Closing Consents from Governmental Authorities of the assignment of the Assets to Buyer and (d) actively pursue all other consents and approvals listed on Schedule 15.8 that may be required in connection with the assignment of the Assets to Buyer and the assumption of the Liabilities assumed by Buyer hereunder, that, in each case, shall not have been obtained prior to the Closing. Buyer obligates itself to use commercially reasonable efforts to take any and all action required by any Governmental Authority in order to obtain such approval, including the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond.
15.9    Entire Agreement; Conflicts. THIS AGREEMENT, THE EXHIBITS AND SCHEDULES HERETO, THE TRANSACTION DOCUMENTS AND THE CONFIDENTIALITY AGREEMENT COLLECTIVELY CONSTITUTE THE ENTIRE AGREEMENT AMONG SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF AND SUPERSEDE ALL PRIOR AGREEMENTS, UNDERSTANDINGS, NEGOTIATIONS AND DISCUSSIONS, WHETHER ORAL OR WRITTEN, OF SELLER AND BUYER PERTAINING TO THE SUBJECT MATTER HEREOF. THERE ARE NO WARRANTIES, REPRESENTATIONS OR OTHER AGREEMENTS AMONG SELLER AND BUYER RELATING TO THE SUBJECT MATTER HEREOF EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT, AND NEITHER SELLER NOR BUYER SHALL BE BOUND BY OR LIABLE FOR ANY ALLEGED REPRESENTATION, PROMISE, INDUCEMENT OR STATEMENTS OF INTENTION NOT SO SET FORTH. IN THE EVENT OF A CONFLICT BETWEEN THE TERMS AND PROVISIONS OF THIS AGREEMENT AND THE TERMS AND PROVISIONS OF ANY EXHIBIT HERETO, THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL GOVERN AND CONTROL; PROVIDED, HOWEVER, THAT THE INCLUSION IN ANY OF THE EXHIBITS HERETO OF TERMS AND PROVISIONS NOT ADDRESSED IN THIS AGREEMENT SHALL NOT BE DEEMED A CONFLICT, AND ALL SUCH ADDITIONAL PROVISIONS SHALL BE GIVEN FULL FORCE AND EFFECT, SUBJECT TO THE PROVISIONS OF THIS SECTION 15.9.
15.10    Parties in Interest. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of RTP, RONM and Buyer and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than RTP, RONM, Buyer and their successors and permitted assigns, or the Parties’ respective related Indemnified Parties hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement; provided that only a Party and its respective successors and permitted assigns will have the right to enforce the provisions of this Agreement on its own behalf or on behalf of any of its related Indemnified Parties (but shall not be obligated to do so).
15.11    Amendment. This Agreement may be amended only by an instrument in writing executed by the Party against whom enforcement is sought.
15.12    Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by or on behalf of the party hereto waiving compliance. No course of dealing on the part of Seller or Buyer, or their respective officers, employees, agents or representatives or any failure by Seller or Buyer to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Person at a later time to enforce the performance of such provision. No waiver by Seller or Buyer of any condition or any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty. The rights of Seller and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
15.13    Conflict of Law Jurisdiction, Venue; Jury Waiver. THIS AGREEMENT AND THE LEGAL RELATIONS AMONG SELLER AND BUYER SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT WOULD REQUIRE THE APPLICATION OF ANY OTHER LAW. EACH OF RTP, RONM AND BUYER CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO OR FROM THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS SHALL BE EXCLUSIVELY LITIGATED IN COURTS HAVING SITES IN FORT WORTH, TARRANT COUNTY, TEXAS. EACH OF RTP, RANGE AND BUYER WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
15.14    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any of Seller or Buyer. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

15.15    Removal of Name. As promptly as practicable, but in any case within 30 days after the Closing Date, Buyer shall eliminate the names “Range Texas Production, LLC”, “Range Resources Corporation”, “Range Resources” “Range Operating New Mexico, LLC” and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, shall have no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.
15.16    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a party hereto by facsimile transmission shall be deemed an original signature hereto.
[Signature page follows.]

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the date first written above.

SELLER:

RANGE TEXAS PRODUCTION, LLC

By:	/s/ Chad L. Stephens
Name:	Chad L. Stephens
Title:	Senior Vice President Corporate Development

RANGE OPERATING NEW MEXICO, LLC

By:	/s/ Chad L. Stephens
Name:	Chad L. Stephens
Title:	Senior Vice President Corporate Development

BUYER:

VANGUARD PERMIAN, LLC

By:	/s/ Scott W. Smith
Name:	Scott W. Smith
Title:	President & CEO

[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]